UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF

THE SECURITIES EXCHANGE ACT OF 1934

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ANN INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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7 TIMES SQUARE

NEW YORK, NEW YORK 10036

To Our Stockholders:

We are pleased to invite you to attend the Annual Meeting of Stockholders of ANN INC. to be held on Wednesday, May 18, 2011 at 8:00 A.M., local time, at our offices at 7 Times Square, 5th Floor, New York, New York 10036.

You may have noticed we recently changed our company name from AnnTaylor Stores Corporation to ANN INC. We believe that ANN INC. more appropriately captures our status today as a company with two distinct, leading brands across multiple channels of distribution. Our ticker symbol on the New York Stock Exchange continues to be ANN.

The following pages include a formal notice of the meeting and the proxy statement. The proxy statement describes various matters on the agenda for the meeting. Please read these materials so that you will know what we plan to do at the meeting. It is important that your shares be represented at the Annual Meeting, regardless of whether you plan to attend the meeting in person. Please vote your shares as soon as possible through any of the voting options available to you as described in this proxy statement.

On behalf of management and our Board of Directors, we thank you for your continued support of ANN INC.

Sincerely,

Kay Krill

President and Chief Executive Officer

New York, New York

April 5, 2011

7 TIMES SQUARE

NEW YORK, NEW YORK 10036

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 18, 2011

To the Stockholders of ANN INC.:

The 2011 Annual Meeting of Stockholders of ANN INC. (the “Company”) will be held at 8:00 A.M., local time, on Wednesday, May 18, 2011, at the Company’s offices at 7 Times Square, 5th Floor, New York, New York 10036, for the following purposes:

1.	To elect to the Board of Directors of the Company the three Class II directors named in the attached proxy statement;

2.	To hold an advisory non-binding vote on the Company’s executive compensation (commonly referred to as “Say on Pay”);

3.	To hold an advisory non-binding vote to establish the frequency of submission to stockholders of the Say on Pay vote;

4.	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the 2011 fiscal year; and

5.	To conduct such other business as may properly come before the meeting.

Stockholders who hold our common stock at the close of business on March 24, 2011 are entitled to notice of and to vote at the Annual Meeting.

By Order of the Board of Directors,

Barbara K. Eisenberg

Secretary

New York, New York

April 5, 2011

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR

THE STOCKHOLDERS’ MEETING TO BE HELD ON MAY 18, 2011

This proxy statement and our 2010 Annual Report to stockholders are available at www.proxyvote.com.

Your vote is important. Proposals 1, 2 and 3 in this proxy statement are deemed non-routine matters, and accordingly, if you hold your shares in the name of a brokerage firm and do not provide your broker with voting instructions, the firm is not allowed to vote those shares on your behalf. For this reason, it is critical that you cast your vote if you want it to count.

Whether or not you attend the meeting in person, please follow the instructions you received to vote your shares to ensure that your shares are represented at the meeting. If you wish to attend the Annual Meeting, please see the instructions on page 2 of this proxy statement.

You may minimize impact on the environment by eliminating paper proxy mailings. With your consent, we will provide all future proxy voting materials and annual reports to you electronically. Instructions for consenting to electronic delivery can be found on your proxy card. Your consent to receive stockholder materials electronically will remain in effect until cancelled by you.

7 TIMES SQUARE

NEW YORK, NEW YORK 10036

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 18, 2011

We are furnishing this proxy statement and the accompanying proxy to the stockholders of ANN INC., a Delaware corporation (the “Company”), in connection with solicitation of proxies by the Board of Directors of the Company (the “Board”) for use at the Annual Meeting of Stockholders of the Company and at any and all adjournments or postponements of that meeting. The Annual Meeting will be held at 8:00 A.M., local time, on Wednesday, May 18, 2011, at our offices located at 7 Times Square, 5th Floor, New York, New York 10036.

This proxy statement and the proxies solicited by this proxy statement will be made available to stockholders on or about April 5, 2011.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

What is the purpose of the meeting?

At the Annual Meeting, stockholders will act upon the matters outlined in the accompanying notice of meeting. In addition, the Company’s management will report on the Company’s performance during 2010 and respond to questions from stockholders.

What is a proxy?

A proxy is a document, also referred to as a proxy card, on which you authorize someone else to vote for you at the upcoming Annual Meeting in the way that you want to vote. You may also choose to abstain from voting. The Board is soliciting your vote as indicated in this proxy statement and on your proxy card.

Who is entitled to vote?

You can vote if you were a holder of our common stock at the close of business on March 24, 2011 (the “Record Date”). At the close of business on the Record Date, there were 51,841,869 shares of common stock outstanding. Each common share has one vote.

How do I vote?

If you are a stockholder of record on the Record Date and hold your shares in your own name, you have three ways to vote and submit your proxy before the Annual Meeting:

•	By mail—If you received your proxy materials by mail, you may vote by completing, signing and returning the enclosed proxy card.

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By Internet—We encourage you to vote and submit your proxy over the Internet at www.proxyvote.com. Even though you may have received paper copies of the proxy materials, you may vote online by going to www.proxyvote.com and entering your control number, which is a 12-digit number located in a box on your proxy card that is included with your proxy materials.

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By telephone—You may vote and submit your proxy by calling 1 (800) 690-6903 and providing your control number, which is a 12-digit number located in a box on your proxy card that is included with your proxy materials.

If you hold your shares through an account with a brokerage firm or bank, your ability to vote over the Internet or by telephone depends on the voting procedures of the broker or bank. Please follow the directions provided to you by your broker or bank.

All shares that are represented by properly executed proxies and received in time for voting at the Annual Meeting (and that have not been revoked) will be voted as instructed on the proxy. Where specific choices are not indicated, the shares represented by your properly completed and executed proxy will be voted FOR the election of the Board nominees for Class II directors (Proposal 1), in favor of Proposals 2 and 4, and for three years for Proposal 3, unless your shares are held through a brokerage firm, in which case your broker may not vote on Proposals 1, 2 and 3, the non-routine matters, without your instructions, as explained on page 3 of this proxy statement. Should any matter not described above be properly presented at the meeting, the persons named in the proxy form will vote in accordance with their judgment as permitted.

If you choose to vote your ANN INC. shares at the Annual Meeting and these shares are held for you in a brokerage or bank account, you must obtain a legal proxy from that entity and bring it with you to hand in with your ballot in order to be able to vote your shares at the meeting.

If you sign and submit the enclosed proxy card or vote through the Internet or by telephone before the Annual Meeting, you may still attend the meeting.

The meeting will be held at the Company’s corporate headquarters located at 7 Times Square, 5th Floor, New York, New York 10036 at 8:00 A.M., local time, on Wednesday, May 18, 2011. To attend the meeting, if you own your ANN INC. shares through a brokerage firm or bank, you must bring proof of ownership of your shares as of the Record Date, such as a statement from the broker or bank. If you are a stockholder of record and accordingly hold your ANN INC. shares in your own name, you must bring the Admissions Ticket section of the proxy card that you received with your proxy materials. If you are a stockholder of record and previously consented to electronic delivery of the proxy materials, to attend the meeting in person, you must request a paper copy of the proxy card in advance of the meeting and bring the Admissions Ticket section of the card. You may request the paper proxy card by contacting the Corporate Secretary at corporate_secretary@anninc.com or (212) 536-4229 by May 11, 2011. All shareholders must bring government-issued picture identification to enter the meeting. You may obtain directions to attend the meeting by contacting the Corporate Secretary at the same email address and phone number. In addition, if due to a disability, you need an accommodation to attend, please contact the Corporate Secretary by Friday, April 29, 2011.

Who votes for me if I own my shares through the Company’s Associate Discount Stock Purchase Plan or the 401(k) Savings Plan?

The plan custodian or trustee, as the case may be, votes in accordance with your instructions. If you own shares through the Associate Discount Stock Purchase Plan and the custodian does not receive your properly completed and executed proxy with your voting instructions by 11:59 P.M. Eastern Daylight Time (EDT) on May 16, 2011, the custodian will not vote your shares.

If you own shares through the 401(k) Savings Plan and the trustee does not receive your properly completed and executed proxy with your voting instructions by 11:59 P.M. EDT on May 15, 2011, the trustee will vote your shares in the same proportion as it voted shares for which it received instructions.

What can I vote on?

At the Annual Meeting, you will be able to vote on the:

•	election of the three Class II directors to the Board;

•	Company’s executive compensation (“Say on Pay”);

•	frequency of submission to stockholders of the Say on Pay vote;

•	ratification of the appointment of Deloitte & Touche LLP (“Deloitte”) as the Company’s independent registered public accounting firm for the 2011 fiscal year; and

•	transaction of any other business as may properly come before the meeting or any adjournments, continuations or postponements of the meeting.

We do not expect any other matters requiring a vote of the stockholders to be presented at the Annual Meeting, but if another matter is properly submitted, the individuals named in the proxy intend to vote on those matters in accordance with their best judgment.

How does the Board recommend I vote?

The Board recommends a vote:

•	FOR each of the three nominees for the Board of Directors;

•	FOR approval of the Company’s executive compensation (“Say on Pay”);

•	FOR the submission to stockholders of the Say on Pay vote every three years; and

•	FOR ratification of the appointment of Deloitte as the Company’s independent registered public accounting firm for the 2011 fiscal year.

How many shares must be present to conduct a meeting?

A quorum is necessary to hold a valid meeting of stockholders. The presence, either in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the Record Date is necessary to constitute a quorum at the Annual Meeting. All abstentions and broker non-votes will be included as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the meeting.

What is a “broker non-vote”?

If your shares are held in the name of a brokerage firm, your shares may be voted even if you do not provide the brokerage firm with voting instructions. Brokerage firms have the authority under New York Stock Exchange rules to vote shares for which their customers do not provide voting instructions on certain “routine” matters. When a proposal is not a “routine” matter under New York Stock Exchange rules and the brokerage firm has not received voting instructions from the beneficial owner of the shares with respect to that proposal, the brokerage firm cannot vote the shares on that proposal. This is called a “broker non-vote”.

Proposal 4, the ratification of the appointment of Deloitte as the Company’s independent registered public accounting firm for the 2011 fiscal year, is a routine matter for which the brokerage firm who holds your shares can vote your shares even if it has not received instructions from you. The three other proposals in this proxy statement are non-routine matters and accordingly the brokerage firm cannot vote your shares on those proposals without your instructions.

How are broker non-votes counted?

Shares represented by broker non-votes will be counted in determining whether there is a quorum. Shares represented by broker non-votes will not be counted as shares present and voting on a specific proposal, thus having no effect on the outcome of that proposal.

How many votes are required to pass a proposal?

•	For Proposal 1, in order for a director nominee to be elected, the number of votes cast “for” the nominee must exceed the number of votes cast “against” the nominee;

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For Proposal 2, the affirmative vote of the holders of a majority of the shares of the Company’s common stock represented in person or by proxy and entitled to vote at the Annual Meeting will be deemed to be stockholders’ non-binding approval with respect to our executive compensation;

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For Proposal 3, the frequency of the stockholder vote receiving the greatest number of votes will be deemed to be stockholders’ non-binding recommendation with respect to the frequency of submission to stockholders of the Say on Pay vote; and

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For Proposal 4, the affirmative vote of the holders of a majority of the shares of the Company’s common stock represented in person or by proxy and entitled to vote is required for stockholders’ ratification of the appointment of Deloitte as the Company’s independent registered public accounting firm for 2011.

What happens if I abstain?

A share voted “abstain” with respect to any proposal is considered as present and entitled to vote with respect to that proposal, but is not considered a vote cast with respect to that proposal. Accordingly, for Proposals 1 and 3, abstentions will have no effect on the outcome of the proposal. For Proposals 2 and 4 however, because the affirmative vote of the holders of a majority of the shares present and entitled to vote is required to pass, abstentions will be counted as votes against such proposal.

Can I change my vote after I have voted?

Yes. You can change your vote at any time before your proxy is voted at the Annual Meeting. A later vote by any means will cancel an earlier vote. The last vote we receive before the Annual Meeting will be the vote counted. You may change your vote in any of the following ways:

•	You may revoke your proxy by sending written notice before the Annual Meeting to the Company’s Corporate Secretary at ANN INC., 7 Times Square, New York, NY 10036;

•	You may send the Company’s Corporate Secretary (to the address indicated above) a later-dated, signed proxy before the Annual Meeting;

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If you voted through the Internet or by telephone, you may vote again over the Internet or by telephone by 11:59 P.M., EDT on May 17, 2011, and if you are voting shares held through the Company’s Associate Discount Stock Purchase Plan, by 11:59 P.M., EDT on May 16, 2011 and through the Company’s 401(k) Savings Plan, by 11:59 P.M., EDT on May 15, 2011;

•	You may attend the Annual Meeting in person and vote. However, attending the Annual Meeting, in and of itself, will not change an earlier vote; or

•

If your shares are held in an account at a brokerage firm or bank, you may contact your brokerage firm or bank to change your vote or obtain a legal proxy to vote your shares if you wish to cast your votes in person at the Annual Meeting.

Who pays for soliciting the proxies?

The Company pays the cost of soliciting the proxies. We have retained Morrow & Co., LLC (“Morrow”), a professional soliciting organization located at 470 West Ave., Stamford, CT 06902, to assist us in soliciting the proxies from brokerage firms, custodians and other fiduciaries. The Company expects the fees paid to Morrow to be approximately $8,500. In addition, the Company’s directors, officers and employees may, without additional compensation, also solicit proxies by mail, telephone, Internet, personal contact, facsimile or through similar methods.

CORPORATE GOVERNANCE

Board Committees

The Board of Directors has established the following committees to assist the Board in discharging its responsibilities: Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. Each committee is composed entirely of independent directors, as defined by the New York Stock Exchange listing standards and applicable law. The committees on which the independent directors serve as of the date of this proxy statement are set forth below:

Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
James J. Burke, Jr.	*		*
Michelle Gass		*
Dale W. Hilpert		**
Ronald W. Hovsepian	*	*	**
Linda A. Huett			*
Kay Krill
Stacey Rauch			*
Michael W. Trapp	**
Daniel W. Yih	*

*	Member

**	Chair

Independence

Under our Corporate Governance Guidelines, at least a majority of our Board members must meet the independence requirements of the New York Stock Exchange’s listed company rules and applicable law. With eight independent, non-employee directors out of nine current Board members, we have satisfied this requirement. As required by the New York Stock Exchange rules, the Board evaluates annually the independence of our directors by determining whether a director or any member of his or her immediate family has, either directly or indirectly, any material relationship with the Company.

In accordance with the New York Stock Exchange rules, a director is not independent if:

•	The director is or has been within the last three years an employee of the Company.

•	An immediate family member of the director is or has been within the last three years an executive officer of the Company.

•

The director has received more than $120,000 in direct compensation from the Company during any twelve-month period within the last three years. This excludes director and committee fees or other forms of deferred compensation for prior service.

•	An immediate family member of the director has received more than $120,000 in direct compensation from the Company during any twelve-month period within the last three years.

•	The director or an immediate family member of the director is a current partner of the Company’s external auditor.

•	The director is a current employee of the Company’s external auditor.

•	An immediate family member of the director is a current employee of the Company’s external auditor and personally works on the Company’s audit.

•

Within the last three years, the director or immediate family member of the director was a partner or employee of the Company’s external auditor and personally worked on the Company’s audit during that time.

•

The director or immediate family member of the director is, or has been within the last three years, employed as an executive officer of another company at which any of the Company’s present executive officers at the same time serves or served on the other company’s compensation committee.

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The director is a current employee, or an immediate family member of the director is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1,000,000 or 2% of the other company’s consolidated gross revenues.

In making its independence determinations, the Board considers and broadly evaluates all information provided by each director in response to a detailed questionnaire concerning his or her independence and any direct or indirect business, family, employment, transaction, or other relationship or affiliation of such director with the Company.

As part of its analysis to determine director independence during fiscal year 2010, the Board reviewed the Company’s arrangement with International Integrated Solutions (“IIS”), a reseller of software produced by Novell, Inc. (“Novell”). During fiscal year 2010, the Company made software maintenance payments to IIS in respect of Novell software the Company previously purchased from IIS. Mr. Hovsepian is the Non-Executive Chairman of our Board of Directors and is also a director, President and Chief Executive Officer of Novell. The Board has determined that it is in the best interests of the Company to make software maintenance payments to IIS, and that given the monetary amount involved (approximately $11,000 for fiscal year 2010), the benefit to Mr. Hovsepian is remote and the transaction does not impair his independence. The Board also considered Mr. Yih’s position as Chief Operating Officer of Starwood Capital Group (“Starwood”), which manages funds that invest in retail properties across the United States, including some malls where the Company’s stores are located. The Board of Directors has determined that Mr. Yih’s position at Starwood does not impair his independence as a director of the Company.

The independent directors during fiscal year 2010 were:

•	James J. Burke, Jr.;

•	Michelle Gass;

•	Dale W. Hilpert;

•	Ronald W. Hovsepian;

•	Linda A. Huett;

•	Stacey Rauch;

•	Michael W. Trapp; and

•	Daniel W. Yih.

Ms. Rauch joined the Board on January 26, 2011. Ms. Krill is a non-independent director.

As stated above, Mr. Hovsepian is the Chairman of the Board while Ms. Krill is the Company’s Chief Executive Officer. The Company feels this structure is appropriate at this time because it is beneficial to have an independent chairman whose responsibility is leading the Board and focusing on the Board’s oversight responsibilities, while allowing our Chief Executive Officer to focus on managing and strengthening our business as we continue to operate in a challenging and unpredictable macroeconomic environment.

Board and Committee Oversight of Risk

The Board exercises risk oversight through its interactions with management and through extensive discussions among the Board members. The Board meets regularly with management to discuss and consider potential risks that the Company may be facing. The Audit Committee of the Board evaluates the Company’s financial risks with input from management and Deloitte, and reports any such risk matters to the entire Board for discussion and decision-making. The full Board considers operational risks of the Company. In addition, as discussed in the Compensation Discussion and Analysis section (the “CD&A”) of this proxy statement, the Compensation Committee also considers risks associated with the Company’s compensation programs and works closely with its compensation consultant to ensure that the Company’s compensation programs and practices incentivize our executives and other associates to act in the best interests of the Company’s stockholders. Mr. Hovsepian, a member of both the Audit and Compensation Committees, is able to share with each Committee any risks the other Committee is evaluating.

Board Committee Functions

The functions of the standing committees are as follows:

Audit Committee

The purpose of the Audit Committee, which has been established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), is to assist the Board of Directors in fulfilling its obligations regarding the accounting, auditing, financial reporting, internal control over financial reporting and legal compliance functions of the Company and its subsidiaries. The Audit Committee’s principal functions include assisting the Board of Directors in its oversight of the:

•	integrity of the Company’s financial statements;

•	major financial risk exposures and the steps the Company is taking to monitor and control those risks;

•	Company’s compliance with legal and regulatory requirements;

•	qualifications, independence and performance of the Company’s independent registered public accounting firm; and

•	performance of the Company’s internal audit function.

The Audit Committee also prepares the Audit Committee Report for inclusion in the proxy statement. See “Audit Committee Report”.

In the judgment of the Board of Directors, each member of the Audit Committee is financially literate and has accounting or related financial management expertise. In addition, the Board of Directors has determined that Messrs. Trapp and Yih each qualifies as an “audit committee financial expert” within the meaning of the applicable rules of the U.S. Securities and Exchange Commission (the “SEC”).

The Audit Committee meets from time to time in separate executive sessions with each of the representatives of Deloitte, the Company’s independent registered public accounting firm, the Chief Financial Officer, the General Counsel and the Vice President of Internal Audit.

Compensation Committee

The purpose of the Compensation Committee is to discharge the responsibilities of the Board of Directors relating to compensation for the Company’s Chief Executive Officer, senior management and such other key management employees as the Compensation Committee may determine to ensure that management’s interests are aligned with the interests of stockholders of the Company. The Compensation Committee is also responsible for determining compensation for non-employee directors. The Committee’s principal functions include:

•	establishing the Company’s compensation philosophy and practices;

•	reviewing and approving compensation of key executives to ensure that it is tied to performance;

•	setting compensation of non-employee directors;

•	reviewing the Company’s compensation programs to determine whether they incent executives to take unnecessary and excessive risks;

•	reviewing and approving appropriate performance metrics under the Company’s incentive compensation plans and determining amounts to be paid to key executives based on performance levels achieved;

•	making recommendations to the Board of Directors with respect to proposed employee benefit plans, incentive compensation plans and equity-based plans; and

•

reviewing and participating with management in the preparation of the CD&A and preparing the Compensation Committee Report for inclusion in the proxy statement in accordance with the rules and regulations of the SEC.

During fiscal year 2010, the Compensation Committee retained Frederic W. Cook & Co., Inc., a nationally recognized compensation consultant, to advise it on executive compensation. See the CD&A for further information regarding processes and procedures for the determination of executive compensation and the “Director Compensation” section of this proxy statement for further information regarding non-employee director compensation.

Nominating and Corporate Governance Committee

The purpose of the Nominating and Corporate Governance Committee is to provide assistance to the Board of Directors in corporate governance matters and in determining the proper size and composition of the Board. The Nominating and Corporate Governance Committee’s principal functions include:

•	identifying individuals qualified to become members of the Board of Directors;

•	recommending to the Board of Directors nominees for directors for each annual meeting of stockholders and nominees for election to fill any vacancies on the Board of Directors;

•	developing and recommending to the Board of Directors corporate governance principles applicable to the Company; and

•	leading the annual review of the Board’s performance.

The Nominating and Corporate Governance Committee will consider (in consultation with the Chairman of the Board) and recruit candidates to fill positions on the Board, including vacancies resulting from the removal, resignation or retirement of any director, an increase in the size of the Board of Directors or otherwise. In considering potential nominees to the Board, the Nominating and Corporate Governance Committee evaluates each potential candidate against its then-current criteria for selecting new directors. Such criteria include, at a minimum, any requirements of applicable law or listing standards, as well as consideration of a candidate’s strength of character, judgment, business experience, specific areas of expertise, factors relating to the composition of the Board (including its size and structure) and principles of diversity. In addition, the Nominating and Corporate Governance Committee will consider each potential candidate in light of the core competencies that the Committee believes should be represented on the Board of Directors and will also consider the mix of directors and their individual skills, experiences and diverse perspectives to ensure that the composition of the Board is appropriate to carry out its purposes.

Diversity of the Company’s Board members is one of the principal factors that the Nominating and Corporate Governance Committee takes into account when considering potential Board nominees. Since the Company is in the women’s apparel business, the Nominating and Corporate Governance Committee as well as the other Board members consider that a woman’s perspective is important to the business and should be reflected in the Board composition. Ms. Rauch joined the Company’s Board on January 26, 2011, which increased the number of women serving on our Board to four women out of a total of nine directors.

The Company’s Nominating and Corporate Governance Committee also retains from time to time, at the Company’s expense, search firms to identify candidates, including for purposes of performing background reviews of potential candidates. The Committee provides guidance to search firms it retains about the particular qualifications the Board is then seeking.

Stockholders may recommend candidates for nomination to the Board of Directors for consideration by the Nominating and Corporate Governance Committee by submitting in writing to the following address the information required by our bylaws for director nominees: Corporate Secretary, ANN INC., 7 Times Square, New York, NY 10036. All the director candidates, including those recommended by stockholders, are evaluated on the same basis. The Nominating and Corporate Governance Committee will review any candidate recommended by a stockholder of the Company in light of the Committee’s criteria for selection of new directors.

Committee Charters

The charters for the Company’s Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee are available free of charge on the Company’s website at http://investor.anninc.com.

Executive Sessions of Non-Employee Directors

The Company’s independent directors meet separately in executive session without the Chief Executive Officer or other representatives of management. These meetings occur at each regularly scheduled Board meeting in accordance with the Company’s Corporate Governance Guidelines. Mr. Hovsepian, the Non-Executive Chairman of the Board, presides at the executive sessions.

Director Attendance

The Company’s Board of Directors held six meetings in fiscal year 2010. The Audit Committee held four meetings, the Compensation Committee held six meetings, and the Nominating and Corporate Governance Committee held three meetings in fiscal year 2010. Each current director attended 100% of the Board meetings and 100% of meetings of the Board Committees on which he or she served.

It is the Company’s policy that all directors attend the Company’s Annual Meeting of Stockholders. All then-current directors attended the 2010 Annual Meeting of Stockholders, and it is anticipated that all directors will attend the 2011 Annual Meeting of Stockholders.

Corporate Governance Guidelines

The Board adopted the Corporate Governance Guidelines to assist it in the exercise of its responsibilities. The Company’s Corporate Governance Guidelines are available free of charge on the Company’s website at http://investor.anninc.com.

Related Person Transactions Policy and Procedures

It is the policy of the Board of Directors to approve or ratify, based upon the recommendation of the Audit Committee, any related person transaction which is required to be disclosed under the rules of the SEC. For purposes of this policy, the terms “transaction” and “related person” have the meanings contained in Item 404 of

Regulation S-K. In determining whether the transaction should be approved or ratified by the Board, the Audit Committee and the Board considers:

•	the nature of the related person’s interest in the transaction;

•	the material terms of the transaction;

•	the significance of the transaction to the related person;

•	the significance of the transaction to the Company;

•	whether the transaction would impair the judgment of a Board member or an executive officer to act in the best interest of the Company; and

•	any other matters the Audit Committee or Board deems appropriate.

Any Audit Committee or Board member who is a related person with respect to a transaction under review may not participate in the deliberations or vote respecting approval or ratification, provided, however, that such director may be counted in determining the presence of a quorum at the Audit Committee or Board meeting at which the transaction is being considered.

Related Person Transactions

During fiscal year 2010, the Company was not a participant in any related person transaction(s) requiring disclosure under Item 404 of Regulation S-K.

Business Conduct Guidelines

The Company has Business Conduct Guidelines that apply to all Company associates, including its Chief Executive Officer, Chief Financial Officer and Controller, as well as members of the Board of Directors. The Business Conduct Guidelines are available free of charge on the Company’s website at http://investor.anninc.com. Any updates or amendments to the Business Conduct Guidelines, as well as any waiver of such Guidelines granted to a director, executive officer (including the Company’s Chief Executive Officer or Chief Financial Officer) or the Company’s Controller, will also be posted on the website.

Communications with the Board of Directors

Stockholders and other interested parties may write to the Non-Executive Chairman of the Board or the non-employee directors as a group at the following address:

Ronald W. Hovsepian, Non-Executive Chairman

ANN INC.

7 Times Square

New York, NY 10036

Or

Non-Employee Directors

ANN INC.

7 Times Square

New York, NY 10036

You may also report issues regarding accounting, internal accounting controls or auditing matters to the Company’s Board of Directors by writing to the above address or by calling the ANN INC. Financial Integrity Reporting Line at 1 (877) 846-8915. A call to this telephone line is anonymous, free and available 24 hours per day. Information about how to contact the Board and the Financial Integrity Reporting Line is also available on the Company’s website at http://investor.anninc.com.

Information on the Company’s website is not incorporated by reference into this proxy statement.

PROPOSAL 1

ELECTION OF CLASS II DIRECTORS

The Board of Directors of the Company is presently composed of nine members and the directors are divided into three classes, designated Class I, Class II and Class III, each serving staggered three-year terms.

The Board of Directors has nominated for re-election Dale W. Hilpert, Ronald W. Hovsepian and Linda A. Huett (the “Nominees”) as Class II directors to serve three-year terms ending at the Annual Meeting to be held in 2014, or until their respective successors are elected and qualified. Messrs. Hilpert and Hovsepian and Ms. Huett have consented to serve as directors if elected at the Annual Meeting. If for any reason, any of these Nominees become unable or unwilling to serve at the time of the Annual Meeting, the persons named as proxies in the proxy will have the authority to vote for substitute nominees. The Company does not anticipate that any of the Nominees will be unable or unwilling to serve.

The Board of Directors has determined that Messrs. Hilpert and Hovsepian and Ms. Huett are “independent” under the New York Stock Exchange listed company rules and applicable law.

The Board of Directors recommends that stockholders vote

“FOR” the Company’s Nominees for Class II Directors.

Set forth below is a brief biography of each Nominee for election as a Class II director and of all other members of the Board of Directors who will continue in office, which illustrates the value each brings as a director. In addition, each of our directors has a prominent professional reputation, leadership skills and extensive business expertise and possesses other key attributes necessary to be an effective director: integrity, analytical skills and a strong commitment to the Company and its shareholders.

Nominees for Election as Class II Directors

Term Expiring 2014

Dale W. Hilpert, age 68. Mr. Hilpert has been a director of the Company since 2004. From 2004 to 2006, he was Chairman, Chief Executive Officer and President of Footstar, Inc., a footwear retailer that filed under Chapter 11 of the Bankruptcy Code in 2004. Prior to joining Footstar, he was Chief Executive Officer of Williams-Sonoma, Inc., a specialty retailer of home furnishings, from 2001 to 2003. Mr. Hilpert was Chairman and Chief Executive Officer of Foot Locker, Inc., a retailer of athletic footwear and apparel, from 1999 to 2001. He is also a director of Signet Jewelers (doing business as Kay Jewelers in the United States).

Mr. Hilpert brings to the Company his significant experience in management and operations of businesses in the retail industry. As a former Chief Executive Officer of Williams-Sonoma, he led the company in significantly improving sales and profitability, while as Chairman and Chief Executive Officer of Foot Locker, he managed the business and operations of the worldwide athletic shoe retailer. Previously to Foot Locker, he spent 17 years at May Department Stores, serving in a variety of senior management positions, including Chairman and Chief Executive Officer of its Payless Shoe Source division.

Ronald W. Hovsepian, age 50. Mr. Hovsepian has been Non-Executive Chairman of the Company’s Board since 2005 and a director of the Company since 1998. Since 2006, Mr. Hovsepian has been a director, President and Chief Executive Officer of Novell, Inc., a technology company. From 2005 to 2006, he was President and Chief Operating Officer of Novell and from 2005 until then, Executive Vice President and President, Global Field Operations. From 2003 to 2005, Mr. Hovsepian was President, North America of Novell.

As the current Chief Executive Officer of Novell and previously Chief Operating Officer of that company, Mr. Hovsepian brings to ANN INC. significant knowledge and experience in the management and operations of a large business. Prior to Novell, Mr. Hovsepian held various management and executive positions at IBM Corporation over a 17-year period, and accordingly also brings to the ANN INC. Board his skills and expertise in information technology.

Linda A. Huett, age 66. Ms. Huett has been a director of the Company since 2005. From 2000 to 2006, she was Chief Executive Officer of Weight Watchers International, Inc., a global branded consumer company and provider of weight-loss services. Ms. Huett was also a director of Weight Watchers from 1999 to 2006 and is currently a director of RC2 Corporation, a producer of children’s and collectible products.

Through her experience as Chief Executive Officer and a director of Weight Watchers, Ms. Huett brings to ANN INC. significant experience in global sales and consumer marketing. Ms. Huett also contributes to ANN INC. her experience in managing and operating a large public company.

Incumbent Class III Directors

Term Expiring 2012

James J. Burke, Jr., age 59. Mr. Burke has been a director of the Company since 1989. He has been a partner and director of Stonington Partners, Inc., a private investment firm, since 1993 and Managing Member of J. Burke Capital Partners LLC since 2007. Mr. Burke is also a director of Lincoln Educational Services Corporation.

Mr. Burke brings to ANN INC. extensive financial and business knowledge through his engagement in private equity investing since 1981. Prior to Stonington Partners, Mr. Burke served as co-founder and investment professional with Merrill Lynch Capital Partners, Inc., for which he was President and Chief Executive Officer from 1987 until 1994, when he left to start Stonington Partners. Throughout his career, he has been responsible for sourcing and analyzing investment opportunities, where he has developed expertise and significant knowledge regarding the managerial, operational and financial aspects of a business.

Kay Krill, age 56. Ms. Krill has been Chief Executive Officer of the Company since 2005 and President of the Company and a member of the Board of Directors since 2004. She was President of LOFT from 2001 until 2004.

Ms. Krill has had an extensive career in the apparel industry. Prior to joining the Company in 1994 as vice president of merchandising, Ms. Krill held various management positions at several retailers including The Talbots, Inc. and Hartmarx Corporation. Ms. Krill created and spearheaded the growth of the LOFT division from a start-up to over a $1 billion business. She brings to ANN INC. significant leadership skills, a depth of experience in the apparel industry and a talent for shaping and building brands.

Stacey Rauch, age 53. Ms. Rauch has been a director of the Company since January 2011. From 1998 until her retirement in 2010, Ms. Rauch was a Senior Partner in the Retail and Consumer Products Practices group of McKinsey & Company, Inc. (“McKinsey”), a leading management consulting firm, and now serves as Director Emeritus of McKinsey. From 2001 to 2008, she led McKinsey’s North American Retail Practice and was the first woman to be appointed as an Industry Practice Leader at McKinsey. From 2006 to 2008, Ms. Rauch was also Co-leader of McKinsey’s Global Retail Practice. She is currently a director of Tops Holding Corporation, the parent company of the supermarket chain Tops Markets, LLC.

Ms. Rauch brings to ANN INC. extensive marketing, merchandising, business strategy and international experience in the retail industry. During her 24-year tenure at McKinsey, she developed substantial expertise working with specialty retailers, wholesale apparel manufacturers and department stores, and also acquired extensive experience in other areas of the retail sector, including grocery retail, consumer packaged goods and big-box hard goods retail.

Incumbent Class I Directors

Term Expiring 2013

Michelle Gass, age 43. Ms. Gass has been a director of the Company since 2008. Since September 2009, she has been President of Seattle’s Best Coffee, a division of Starbucks Coffee Company (“Starbucks”). From December 2008 until then, she was Executive Vice President, Marketing and Category, at Starbucks and prior to that had been Senior Vice President, Marketing and Category since August 2008. From January 2008 to July 2008, Ms. Gass was Senior Vice President, Global Strategy and from 2004 until then, Senior Vice President, Category Management of Starbucks.

Ms. Gass brings extensive marketing and consumer branding experience to ANN INC. through her various roles at Starbucks and previously through her experience at Procter & Gamble where she worked in marketing and product development. Throughout her career, Ms. Gass has acquired expertise in product innovation and in leading the brand, creative and marketing functions of a business. In addition, through her leadership roles at Starbucks, Ms. Gass has acquired extensive managerial and operational knowledge in the retail industry.

Michael W. Trapp, age 71. Mr. Trapp has been a director of the Company since 2003. He was a partner at Ernst & Young LLP, from 1973 until his retirement in 2000, where he held various executive positions including Managing Partner for the Southeast Area. He was also a member of Ernst & Young’s Partner Advisory Council. Mr. Trapp is currently a private investor and a director of Global Payments, Inc. where he is chairman of its audit committee.

During his experience as the Managing Partner of the Southeast Area for Ernst & Young, Mr. Trapp served diverse companies, including Coca-Cola Enterprises, Lanier Business Products and Genuine Parts Company. Mr. Trapp brings to ANN INC. extensive expertise and knowledge regarding finance and accounting matters. He qualifies as an “audit committee financial expert” under the applicable SEC rules and accordingly contributes to ANN INC.’s Board his understanding of generally accepted accounting principles and his skills in auditing as well as in analyzing and evaluating financial statements.

Daniel W. Yih, age 52. Mr. Yih has been a director of the Company since 2007. He has been Chief Operating Officer of Starwood Capital Group, a private investment firm, since 2007 and previously was Chief Operating Officer and a Portfolio Principal of GTCR Golder Rauner, LLC, a private equity firm, from 2000 to 2007. Mr. Yih was also a member of the Board of Directors of Starwood Hotels & Resorts Worldwide, Inc. from 1995 to 2007.

Mr. Yih’s experience as Chief Operating Officer of Starwood Capital Group and as an executive at other companies as well as other investment companies, gives him extensive business and financial expertise. Like Mr. Trapp, Mr. Yih qualifies as an “audit committee financial expert” under the applicable SEC rules and accordingly also brings significant knowledge regarding financial statements.

PROPOSAL 2

TO HOLD AN ADVISORY NON-BINDING VOTE ON THE COMPANY’S

EXECUTIVE COMPENSATION

As required by the executive compensation disclosure rules of the SEC, we are offering our stockholders the opportunity to cast an advisory non-binding vote on the compensation of our named executive officers for fiscal year 2010 (the “Named Executive Officers”), as disclosed in the Compensation Discussion and Analysis (“CD&A”), compensation tables and narrative discussion in this proxy statement. Although this vote is not binding on the Company, our Compensation Committee highly values the opinions of its stockholders and will give consideration to the outcome of your vote when making future compensation decisions.

2010 Performance

The Company’s compensation program as applied in 2010 played a significant role in our ability to drive strong financial results and retain a highly experienced and talented executive team. Our executives managed the business effectively in 2010 as they generated significant top-line growth, maximized gross margin and continued to aggressively control expenses. As explained in more detail on pages 21-23 of this proxy statement, our fiscal year 2010 accomplishments include, among other things, the following:

•

a dramatic increase in EPS from $0.32 per diluted share in 2009 to $1.30 per diluted share in 2010, on a non-GAAP basis, and an increase from a loss of $0.32 per diluted share for fiscal year 2009 to $1.24 per diluted share for fiscal year 2010, on a GAAP basis;

•	a more than 350% increase in operating profit, on a non-GAAP basis, and a more than 600% increase in operating profit, on a GAAP basis;

•	double-digit, positive sales comparables;

•	a significant increase in our gross margin rate;

•	a successful evolution of the AnnTaylor brand;

•	an aggressive control of expenses;

•	a strong cash position of approximately $227 million at the end of fiscal year 2010, while executing an aggressive stock buyback program; and

•

an approximately 74% increase in the Company’s stock price from the end of our 2009 fiscal year to the end of our 2010 fiscal year, which outperformed the stock performance of each company in our peer group (as such group is detailed in our CD&A) during the same period.

This outstanding performance during fiscal year 2010 was accompanied by only a modest increase in the compensation of our Chief Executive Officer and our Named Executive Officers. The chart below illustrates how the growth of the Company’s operating profit and stock price from fiscal year end 2009 to fiscal year end 2010 compared to the increase in compensation of our Chief Executive Officer and Named Executive Officers during the same period.

Application of Our Pay for Performance Philosophy

As explained in our CD&A beginning on page 21 of this proxy statement, the Compensation Committee is committed to a pay for performance philosophy, which was reflected in our 2010 executive compensation program. Key aspects of the program, which are more fully described in the CD&A, included, but were not limited to, the following:

•	50% of restricted units awarded to Ms. Krill and the other Named Executive Officers in 2010 was performance-based;
•	Performance goals of EPS and cash balance had to be achieved for the earning of performance-based equity in 2010;
•

The performance-based compensation awarded to our Named Executive Officers collectively represented a higher percentage of total compensation, as compared to the percentage of performance-based compensation awarded collectively to executives with similar positions at the majority of our peer group companies;

•

The long-term compensation awarded to our Named Executive Officers collectively represented a higher percentage of total compensation, as compared to the percentage of long-term compensation awarded collectively to executives with similar positions at the majority of our peer group companies;

•	Our Named Executive Officers did not receive an annual salary increase, as was the case in the prior year; and
•	Our Named Executive Officers receive very limited perquisites, as shown in our Fiscal Year 2010 Summary Compensation Table on page 35 of this proxy statement.

For all these reasons, we believe that the Company’s executive compensation program is closely aligned with stockholder interests and successfully drove the Company’s outstanding performance in 2010. Accordingly, the Board of Directors submits the following resolution for a shareholder vote at the 2011 Annual Meeting:

RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the CD&A, compensation tables and narrative discussion in this proxy statement is hereby APPROVED.

The Board of Directors recommends that stockholders vote “FOR” adoption of the resolution approving the Company’s executive compensation as detailed in the CD&A, compensation tables and narrative discussion in this proxy statement.

PROPOSAL 3

TO HOLD AN ADVISORY NON-BINDING VOTE TO ESTABLISH THE FREQUENCY OF SUBMISSION TO STOCKHOLDERS OF THE ADVISORY NON-BINDING VOTE ON

EXECUTIVE COMPENSATION

As required by the executive compensation disclosure rules of the SEC, stockholders are entitled to cast an advisory non-binding vote to determine how frequently they should consider and cast an advisory vote to approve the compensation of the Company’s Named Executive Officers (commonly referred to as “Say on Pay”). Stockholders are not being asked to approve or disapprove the Board of Directors’ recommendation set forth below, but rather are being asked to select their preference for a Say on Pay vote to occur every one, two or three years, or to abstain from voting. Although this stockholder vote is not binding on the Company or the Board of Directors, the Company highly values the opinions of its stockholders and will give consideration to the outcome of your vote when making its determination regarding how frequently this vote will be held.

Board Recommendation for a Triennial Vote

Our Board believes that an advisory non-binding vote every three years would be the most appropriate option for the Company for the following reasons:

•

Our long-term compensation, which represents over 60% of our executives’ total compensation, is structured around three-year cycles and is designed to drive long-term value creation for our stockholders and reward executive performance over a multi-year period. A triennial vote will allow stockholders to better judge our compensation programs in relation to the Company’s long-term performance;

•

A vote every one or two years may not allow for modifications we may make to our executive compensation programs to be in place long enough to be evaluated effectively, and any changes implemented may not be evident in the following year’s proxy statement, especially since such changes would occur after the fiscal year has commenced; and

•

The triennial vote would provide stockholders the ability to observe both our long-term and short-term compensation programs over a longer period of time in order to better assess their impact on the Company’s performance.

Regardless of the frequency option selected, our stockholders are still able to provide input concerning our executive compensation programs in years when there is no Say on Pay vote. We believe that the ability of our stockholders to communicate directly with us to express their specific views on executive compensation, as well as regulatory requirements concerning stockholder approval of certain compensation-related matters, reduces the need for more frequent general advisory votes on our executive compensation.

The Board of Directors recommends that stockholders vote for submission to stockholders of the

Say on Pay vote every “THREE YEARS”.

PROPOSAL 4

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed the firm of Deloitte & Touche LLP (“Deloitte”), an independent registered public accounting firm, to make an examination of the accounts of the Company for fiscal year 2011.

Independent Auditor Fees and Services

The following table presents fees billed for professional services rendered by Deloitte for fiscal years 2010 and 2009.

	2010	2009
Audit Fees	$1,225,000	$1,254,799
Audit-Related Fees (1)	140,019	367,751
Tax Fees (2)	125,000	214,844
All Other Fees	0	0

Deloitte Total Fees	$1,490,019	$1,837,394

(1)	Audit-Related Fees include fees billed in 2010 and 2009 for audits and other services related to the Company’s employee benefit plans and review of the Company’s information systems. In addition, in fiscal year 2009, fees were billed for a technical accounting update.

(2)	Tax Fees represent fees billed for professional services rendered by Deloitte to the Company for tax compliance (including federal, state, local and international) and related matters such as local tax planning.

Auditor Independence

The Audit Committee has considered whether the provision of the above-noted services is compatible with maintaining the independence of the independent registered public accounting firm and has determined, based on advice from Deloitte, that the provision of such services has not adversely affected Deloitte’s independence.

Policy on Audit Committee Pre-Approval of Audit and Permitted Non-Audit Services

The Audit Committee has established policies and procedures regarding pre-approval of audit, audit-related, tax, and permitted non-audit services that the independent registered public accounting firm may perform for the Company. Under these policies, predictable and recurring services are generally approved by the Audit Committee on an annual basis. The Audit Committee must pre-approve on an individual basis any requests for audit, audit-related, tax, and permitted non-audit services not covered by the services that are pre-approved annually, subject to certain de minimis exceptions permitted under the Exchange Act for services other than audit, review or attest services. In fiscal year 2010, the Audit Committee delegated pre-approval authority to the Chair of the Audit Committee, provided that the aggregate estimated fees for all current and future periods for which the services are to be rendered are not expected to exceed a designated amount. Any such pre-approval must be reported at the next scheduled meeting of the Audit Committee. The Audit Committee may prohibit services that in its view may compromise, or appear to compromise, the independence and objectivity of the independent registered public accounting firm. The Audit Committee also periodically reviews a schedule of fees paid and payable to the independent registered public accounting firm by type of service being or expected to be provided.

In fiscal year 2010, all fees for audit, audit-related, tax and permitted non-audit services performed by Deloitte were pre-approved by the Audit Committee.

While not required by law, the Board of Directors is asking the stockholders to ratify the selection of Deloitte as a matter of good corporate practice. If the appointment of Deloitte is not ratified, the Audit Committee of the Board of Directors will reconsider the appointment.

Representatives of Deloitte are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

The Board of Directors recommends that stockholders vote “FOR” the ratification of the appointment of Deloitte as the Company’s independent registered accounting firm for the 2011 fiscal year.

AUDIT COMMITTEE REPORT

The purpose of the Audit Committee is to assist the Board of Directors in fulfilling its obligations regarding the accounting, auditing, financial reporting, internal control over financial reporting, financial risk management and legal compliance functions of the Company and its subsidiaries. The Audit Committee is governed by a written charter, a copy of which is available on the Company’s website at http://investor.anninc.com. In carrying out its oversight responsibilities, the Audit Committee is not responsible for planning or conducting audits or for determining that the Company’s financial statements are complete and accurate or prepared in accordance with generally accepted accounting principles. The Company’s management is responsible for preparing the Company’s financial statements, for establishing and maintaining effective internal control over financial reporting and for assessing the effectiveness of its internal control over financial reporting. Deloitte & Touche LLP (“Deloitte”), the Company’s independent registered public accounting firm, is responsible for auditing such financial statements and auditing the Company’s internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board of the United States (“PCAOB”), and for rendering an opinion on these financial statements and an opinion on the Company’s internal control over financial reporting.

The Audit Committee has reviewed and discussed with management and Deloitte the audited financial statements for the fiscal year ended January 29, 2011 and Deloitte’s opinions on these financial statements and the Company’s internal control over financial reporting. The Audit Committee has discussed with Deloitte the matters that are required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the PCAOB. The Audit Committee has also received the written disclosures and the letter from Deloitte required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed the independence of Deloitte with that firm.

Based upon the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements of the Company for the fiscal year ended January 29, 2011 be included in the Company’s Annual Report on Form 10-K for that fiscal year for filing with the SEC. This report is provided by the following independent directors, who comprise the Audit Committee:

Michael W. Trapp (Chairperson)

James J. Burke, Jr.

Ronald W. Hovsepian

Daniel W. Yih

The Audit Committee Report does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company specifically incorporates the Audit Committee Report by reference therein.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis section (“CD&A”) of this proxy statement. Based on that review and discussion, the Compensation Committee has recommended to the Board of Directors that the CD&A be included in this proxy statement.

Dale W. Hilpert (Chairperson)

Michelle Gass

Ronald W. Hovsepian

Compensation Committee Interlocks and Insider Participation

As of the Record Date, there were no Compensation Committee interlocks.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This year we have again divided the Compensation Discussion and Analysis (the “CD&A”) into two sections. The first, entitled “Analysis of Compensation Programs for 2010 and 2011” describes how the Compensation Committee (the “Committee”), (i) in 2010 continued to successfully apply its long-term, pay-for-performance compensation philosophy to drive profitable growth; and (ii) has continued to apply that compensation philosophy in 2011 as the Company still operates in a challenging and unpredictable macroeconomic environment.

The second part of the CD&A, entitled “Compensation Program Framework”, discusses in greater detail the principal elements of our compensation philosophy and practices and the manner in which they are tied to the Company’s performance. This CD&A addresses compensation for our named executive officers for fiscal year 2010: Ms. Krill, Mr. Nicholson, Ms. Beauchamp and Messrs. Lynch and Muto (collectively, the “Named Executive Officers”).

I.  Analysis of Compensation Programs for 2010 and 2011

Fiscal Year 2010 Compensation

During 2010, as the Company emerged from the recent economic recession and the economy began to stabilize, our senior executives shifted their focus toward the growth-oriented goals of increasing the Company’s revenues and delivering positive, double-digit comparable sales growth, while still remaining disciplined in maximizing gross margin and aggressively controlling expenses. While the Company continued to face challenging macroeconomic conditions that negatively impacted the retail industry and particularly sales in the women’s apparel sector, the Company’s executives drove the growth of the Company and managed the business prudently and effectively, as shown by the following:

•

A significant increase in earnings per share (EPS). The Company’s EPS, on a non-GAAP basis, increased from $0.32 per diluted share for fiscal year 2009 to $1.30 per diluted share for fiscal year 2010, representing more than a 300% increase. On a GAAP basis, the Company’s EPS increased from a loss of $0.32 per diluted share for fiscal year 2009 to $1.24 per diluted share for fiscal year 2010, representing an almost 500% increase;

•	A dramatic increase in operating profit. On a non-GAAP basis, operating profit for fiscal year 2010 increased by more than 350% from fiscal year 2009, and by more than 600% on a GAAP basis;

•

Double-digit, positive sales comparables. During fiscal year 2010, the Company achieved positive sales comparables of 10.7%, with the AnnTaylor brand having 18.7% positive sales comparables and the LOFT brand 5%. Online sales at the Company experienced dramatic growth in 2010, as AnnTaylor.com had sales comparables of 54.3% and LOFT.com 65.3%;

•

A significant increase in gross margin rate. The Company’s gross margin rate increased from 54.4% for fiscal year 2009 to 55.8% for fiscal year 2010, representing an improvement of 140 basis points, reflecting continued improvement in product assortment and a disciplined approach to inventory management;

•

An aggressive control on expenses. During fiscal year 2010, while the Company achieved an increase of nearly $152 million in net sales and invested approximately an incremental $20 million in marketing to drive top-line growth, the Company’s selling, general and administrative expenses increased by only $12 million from fiscal year 2009 levels. Under the Company’s strategic restructuring program, the Company achieved total ongoing annualized savings of approximately $125 million over the 2008-2010 period;

•	A strong cash position. Even with the Company’s aggressive stock buyback program under which the Company repurchased over $100 million of its shares in 2010, the Company had approximately $227 million in cash at the end of fiscal year 2010, as compared to approximately $205 million at the end of fiscal year 2009. Without taking into account the Company’s 2010 stock repurchases, the Company would have had approximately $327 million in cash, which would have represented a 60% increase in the Company’s cash position from the end of fiscal year 2009. The Company also continues to have no bank debt;

•

Continued improvement of performance of the AnnTaylor brand through a successful brand evolution. In 2010, our senior executives continued the effective repositioning of the AnnTaylor brand, which had begun with the introduction of a new collection in the Fall of 2009. This multi-season evolution of the AnnTaylor brand dramatically revitalized the brand for today’s consumer and significantly contributed to the performance of the Company for fiscal year 2010;

•

A stock performance that was better than most companies in the Global Industry Classification Standard (GICS). When compared to companies within the retailing GICS group (which consists of 133 retail companies), our stock performance from December 31, 2009 to December 31, 2010 exceeded the 75th percentile; and

•

A stock performance that outperformed the S&P 500 and each company in our peer group. The executives’ successful management of the business helped drive the dramatic increase in the Company’s stock price from $12.56 per share at the end of fiscal year 2009 to $21.85 per share at the end of fiscal year 2010, which represented approximately a 74% increase in the Company’s share price. The Company’s stock value continues to rise, as on March 28, 2011, the Company’s stock closed at $27.34 per share.

In addition, the Company’s stock performance during fiscal year 2010, as well as during the calendar year ended December 31, 2010, outperformed that of any of the companies in our peer group (as such group is described in this CD&A on page 27).

The chart below compares the Company’s stock performance for the one-year period ended December 31, 2010, with the indexed price performance of the Standard & Poor’s 500 Stock Index (“S&P 500”), the Standard & Poor’s Retail Index1 (the “RLX”) and the indexed price performance of our peer group during the same period.2

1.

The Standard & Poor’s Retail Index is a capitalization-weighted index of domestic equities traded on the New York Stock Exchange, American Stock Exchange and the S&P 500. The stocks in the Index are high-capitalization stocks representing the retail sector of the S&P 500.

2.	The indexed price for our peer group on a given day is based on the average of our peers’ closing stock prices on that day.

Given these accomplishments, the Committee believes that the compensation programs for 2010 were effective in incentivizing management and in creating a pay for performance compensation structure that helped drive achievement of the Company’s business goals for 2010. The following are the key compensation decisions made in March of 2010 that shaped our compensation programs for fiscal year 2010:

•

Salaries frozen for a second year. In an effort to place more emphasis on performance-based compensation and protect the Company’s cash position, Ms. Krill and the other Named Executive Officers did not receive an annual salary increase in 2010, nor did they receive an increase in 2009;

•

Significant portion of equity awards was performance-based; EPS added as a performance goal in addition to cash level. 50% of all restricted units awarded to Ms. Krill and the other Named Executive Officers in 2010 was performance-based and would only be earned if the Company were to achieve the respective performance goals for fiscal years 2010, 2011 and/or 2012. Consistent with the Company’s business goals of generating stronger top-line growth while still controlling expenses and maintaining a strong cash position, the Committee decided to add an EPS goal, in addition to cash on the Company’s balance sheet, as a performance metric for the earning of shares underlying the restricted units granted in 2010;

•

Performance-based compensation consisting of performance-based equity and cash incentive compensation collectively represented a higher percentage of total compensation than that of our peer group. The Committee awarded performance-based compensation in the form of performance-based equity awards and incentive cash awards. These performance-based awards collectively represented in 2010 a higher percentage of total compensation, as compared to the percentage of performance-based compensation awarded collectively to executives with similar positions at the majority of our peer group companies. The Committee believes it is important to have performance-based compensation because it is tied to both Company performance and stockholder interests, and requires that the Company’s performance goals be achieved in order for the Named Executive Officers to earn this compensation; and

•

Long-term compensation collectively represented a higher percentage of total compensation than that of our peer group. The Committee awarded long-term cash incentive compensation in 2010 under the Company’s Restricted Cash Program, which as further explained on page 30 of this CD&A, is banked and deferred until the end of the third fiscal year following the year in which the restricted cash award is earned. This compensation, along with the long-term equity compensation awarded to our executives, collectively represented over 60% of total compensation awarded to our executives, and represented a higher percentage of total compensation, as compared to the percentage of long-term compensation awarded collectively to executives with similar positions at the majority of our peer group companies.

The comparisons to our peer group presented above are based on the latest, publicly available information for those companies as of March 28, 2011.

Pay for Performance

The compensation programs for 2010 were successful in driving the performance of our executives in achieving the Company’s strategic goals for 2010. In addition, in 2010, while the Company’s performance improved significantly, the compensation of our Chief Executive Officer and that of the Named Executive Officers increased only modestly. The chart below illustrates how the performance of the Company’s stock compared to the compensation of our Chief Executive Officer and Named Executive Officers during the same period.

Compensation Strategy for Fiscal Year 2011

The Compensation Committee met in March of 2011 and made its compensation decisions with respect to the Named Executive Officers for fiscal year 2011. The Committee made those decisions taking into account the successful performance of the executives as they drove profitable top-line growth during a struggling economy in 2010, as well as the business goals that the Company had established for 2011: profitable top-line sales growth and positive comparable sales performance throughout the Company’s brands and sales channels, while still maintaining a strong financial position. Key decisions made for 2011 are as follows:

•

Continuation of salary freeze. Ms. Krill and the other Named Executive Officers, as well as all Executive Vice Presidents will not receive a salary increase for 2011. This will be the third year that salaries for our senior executives have been frozen;

•

Performance-based compensation continuing to comprise more than a majority of total compensation. The Named Executive Officers are eligible to participate in our Performance Compensation Plan described on pages 28-29 of this CD&A and our Restricted Cash Program, and have also been awarded performance-based restricted stock awards in 2011. As in 2010, this performance-based compensation granted to our Named Executive Officers in 2011 represents more than the majority of total compensation awarded to these executives; and

•

Performance-vesting restricted stock awards tied to EPS performance. In order to ensure that the Company continues to focus on driving profitable growth, the Committee established EPS as the goal in 2011 in order for performance-vesting restricted stock awards to be earned by the Company’s executives.

We believe these compensation decisions for 2011 reflect the Committee’s consistent commitment to implementing pay for performance principles that are aligned with the interests of the Company’s shareholders in these still challenging economic times, while also recognizing the need to retain and reward our key executives and meet our business goals.

II.  Compensation Program Framework

Compensation Philosophy

General Discussion

The compensation philosophy underlying our compensation program is to drive the achievement of consistent revenue growth with strong bottom-line performance. As explained earlier in this CD&A, in 2010, as the economy began to stabilize, the Compensation Committee fine-tuned its philosophy to return the Company’s focus to this long-term business objective while not losing sight of the business goals of the prior year, which were maintaining a strong cash position and reducing the Company’s cost structure.

We design our compensation programs using performance metrics closely tied to the achievement of our business goals. We balance our need to attract and retain highly talented executives with our desire to reward executives primarily for achieving performance targets. To accomplish this, we structured a competitive compensation program with a fixed component of total compensation and a larger incentive-based component designed to motivate and reward executives for contributions to the advancement of our key business objectives. In fiscal year 2010, performance-based awards collectively represented a higher percentage of total compensation paid to our Named Executive Officers as compared to the percentage of performance-based compensation to total compensation granted collectively to executives with similar positions at the majority of our peer group companies.

We design our compensation programs so that if targeted objectives are achieved, total compensation to the executive falls between the 50th and 75th percentile of our comparator group, based on the latest, publicly-available compensation information for that group. “Total compensation” includes the sum of base salary, short-term cash incentive compensation, long-term cash incentive compensation and equity incentive compensation.

Recognizing the importance of implementing pay for performance practices, we also structure our compensation programs so that if the Company’s performance exceeds target levels, total compensation to the executive may exceed the 75th percentile. In fiscal year 2010, the Company as a whole exceeded its targeted objectives for the Spring and Fall seasons. If the Company, however, fails to achieve its targeted objectives, total compensation will fall below the 50th percentile of our comparator group to a range generally between the 25th and 50th percentile. We may set target compensation above the 75th percentile on an ad hoc basis when we believe that it is important to attract or retain key executive officers. We also use tally sheets, as described below, to assist us in measuring our compensation programs against our design objectives. We are assisted in these matters by a compensation consultant, as described below.

We use both equity and cash incentive-based compensation. We designed our short-term incentive compensation to reward executives for the Company’s achievement of seasonal goals and our long-term incentive compensation to reward them based on longer term corporate performance. Our short-term incentive compensation is paid in cash and our long-term incentive compensation is comprised of both cash and equity components. The components of long-term equity incentive compensation granted to our Named Executive Officers in fiscal year 2010 included:

•	Time-vesting stock options: to retain our key executives and compensate them through the appreciation in the Company’s stock price;

•	Time-vesting restricted units: to also encourage retention of our key executives and to provide them with value directly tied to our share price; and

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Performance-vesting restricted units: to incent our key executives to achieve the Company’s performance goals, recognize them for their contribution to the achievement of such goals, and, in the case of restricted units settled in shares, to provide them with value tied to our share price.

The Compensation Committee annually reviews the allocation between the short- and long-term and cash and equity elements of compensation and determines the distribution based on the Company’s current business goals and competitive market practices.

We have an employment agreement with Ms. Krill and individual Confidentiality, Non-Solicitation of Associates and Non-Competition Agreements with our other Named Executive Officers, which are more fully described below on page 32 of this CD&A. We have a special severance plan, which we describe below on pages 32 and 47-48 of this proxy statement, in which our Named Executive Officers, other than Ms. Krill, participate. We offer minimal perquisites to our Named Executive Officers. For fiscal year 2010 and onward, Ms. Krill waived the benefit under her employment agreement to be reimbursed for taxes in connection with her car service. While the Company does not offer any supplemental pension plans to its Named Executive Officers, it maintains an additional savings plan that permits its Vice Presidents and above to voluntarily defer compensation earned by them in excess of the deferrals permitted under the Company’s broad-based, tax-qualified 401(k) plan and to receive matching contributions that they are prohibited from receiving under the 401(k) plan because of certain tax limitations. Matching of contributions, which were suspended for calendar year 2010 under both plans, have been reinstated effective January 1, 2011. The additional savings plan is further described under the “Nonqualified Deferred Compensation” section of this proxy statement.

Processes for Determining Compensation for our Named Executive Officers

Compensation Committee—Working with our Compensation Consultant and Management

During fiscal year 2010, the Compensation Committee reviewed its compensation practices and programs to ensure they were designed to drive the attainment of the Company’s key business objectives. As part of this process, the Compensation Committee retained Frederic W. Cook & Co., Inc. (“Cook”), a nationally recognized compensation consultant, to provide the Committee with information regarding industry compensation practices and developments and comparative data necessary to evaluate executive compensation.

The compensation consultant provides its views and makes recommendations to the Compensation Committee regarding executive compensation, including that of the Chief Executive Officer. Certain of our human resources executives meet regularly with the compensation consultant to ensure that it has the compensation information it needs to advise the Compensation Committee. During fiscal year 2010, the compensation consultant provided only compensation advice to the Compensation Committee. The compensation consultant provides compensation advice to the Company only with the Committee’s prior authorization and specification.

Management regularly meets with the Compensation Committee to assist the Committee in making compensation decisions regarding our Named Executive Officers and also discusses with the Compensation Committee its recommendations for other executives. We believe that since our management has extensive knowledge regarding our business, they are in a position to provide valuable input. Our Chief Financial Officer provides input relevant to setting performance goals and certifies to the Compensation Committee the level of achievement of our performance targets under our Performance Compensation Plan, the Restricted Cash Program and under awards of performance-vesting equity granted to our executives. Our Chief Executive Officer makes recommendations to the Committee regarding the compensation of her direct reports.

Compensation Committee—Assessment of Risk

Over the last couple of years, the Compensation Committee has actively engaged in reviewing and modifying aspects of the Company’s compensation programs in light of the difficult macroeconomic environment. In doing so, it has worked closely with Cook, who is very familiar with the Company’s compensation philosophy and programs. As part of its consideration, the Committee discussed any potential risks that could arise from the Company’s compensation policies and practices and the extent to which any of those risks would be reasonably likely to have a material adverse effect on the Company. Together with Cook, the Committee considered all facets of the compensation programs, their underlying assumptions and the objectives those programs were designed to achieve. Some of those factors were the balance between cash and stock awards, the various time frames associated with the earning of awards (seasonal, annual and multi-year) and the different performance metrics associated with the incentive awards for each of the Company’s businesses and corporate associates. After that review, the Committee has determined that the Company’s compensation programs do not incentivize its associates, including senior executives, to take unnecessary and excessive risks that could jeopardize the future of the Company and would be adverse to the best interests of its shareholders.

Benchmarking—Our Comparator Group

In determining the appropriate level of compensation for our executive officers, including our Named Executive Officers, we compare the compensation of our executives to that of similarly-positioned executives in a comparator group of certain companies in the apparel and retail industries. The Company generally falls at approximately the median in terms of revenue among the companies comprising the peer group.

We benchmark against this group to remain competitive in our compensation practices, thereby permitting us to attract and retain key executives. While the Compensation Committee finds benchmarking to be very useful in its compensation determinations, it considers it just one element among the various factors it takes into account when making compensation decisions. The Compensation Committee periodically reviews the comparator group to determine whether it continues to consist of companies against which it is appropriate to benchmark our compensation practices. For 2010, our peer group consisted of the following companies:

Peer Group Companies

Abercrombie & Fitch Co.	Chico’s FAS, Inc.	J Crew Group, Inc.	Polo Ralph Lauren Corporation

Aeropostale Inc.	The Children’s Place Retail Stores, Inc.	Limited Brands Inc.	The Talbots, Inc.

American Eagle Outfitters, Inc.	Coach Inc.	Liz Claiborne Inc.	Urban Outfitters Inc.

Charming Shoppes Inc.	Gap, Inc.	New York & Company, Inc.

Tally Sheets

As part of the Compensation Committee’s annual evaluation of compensation to our Named Executive Officers, the Committee reviews tally sheets setting out each component of the executive’s compensation, the aggregate amount of his or her total compensation, and projected and historical compensation earned by that person. The specific elements of compensation considered in the tally sheets currently used by the Committee include:

•	base salary;

•	short-term cash incentive awards and any other bonuses, if applicable;

•	equity and long-term cash incentive compensation;

•	amounts realized upon the vesting of restricted stock and units and the exercise of stock options;

•	the value of the Company’s unvested restricted stock and units and unexercisable stock options held by the executive officer;

•	perquisites and other personal benefits;

•	potential payments upon various termination scenarios, including in connection with a change in control; and

•	any earnings under the Company’s deferred compensation plan, if the executive participates.

The Compensation Committee’s review of tally sheets provides the Committee with a formal mechanism through which the Committee is able to determine if the Company’s compensation programs and practices are consistent with the Company’s compensation philosophy and its overall business objectives. Tally sheets are one, but not the only, factor the Committee takes into account when making executive compensation decisions. Tally sheets permit the Committee to determine annually whether the elements of compensation and individual decisions made by the Committee during the year with respect to an executive, when considered in the aggregate, amount to a compensation package that is consistent with our pay philosophy.

The Elements of Compensation

Base Salary

The annual base salary of our Named Executive Officers represents the fixed component of compensation and is reviewed annually by the Compensation Committee. In determining the appropriate level of base salary, the Committee considers the Named Executive Officer’s performance, his or her position, level of responsibility at the Company and market data. The Committee also takes into account that increases in a Named Executive Officer’s base salary also raise the amount of potential cash earnings under our short- and long-term cash incentive awards, because compensation under these awards is calculated based on a percentage of the individual’s base salary. During fiscal years 2009 and 2010 and for 2011, none of our Named Executive Officers received salary increases.

Short-Term Cash Incentive Compensation—Performance Compensation Plan

We provide our Named Executive Officers with short-term incentive compensation in the form of a Spring and a Fall season cash bonus under the Company’s Management Performance Compensation Plan (“Performance Compensation Plan”). The Compensation Committee established two metrics to drive our business objectives under that Plan: a pre-tax corporate operating profit target for overall corporate performance and divisional contribution margin targets for the performance of divisions of the Company (AnnTaylor and LOFT). The divisional contribution margin targets were selected to further align pay levels to divisional results for those executives who primarily have divisional responsibility.

The payment structure of the Performance Compensation Plan provides that all eligible associates earn amounts for seasonal results of the Company. We believe that this payment structure aligns the compensation of the Company’s associates with our business, which is based on two separate seasons. The weighting of the performance measure(s) applicable to each Named Executive Officer under the bonuses of the Performance Management Plan for fiscal year 2010 are as follows: Ms. Krill and Messrs. Nicholson and Lynch are each subject to only the corporate operating profit goal, while Ms. Beauchamp and Mr. Muto, who have divisional responsibility, are subject to a combination of corporate operating profit and divisional contribution margin goals. For each of Ms. Beauchamp and Mr. Muto, corporate operating profit consists of 30% and divisional contribution margin consists of 70% of their total goal.

For fiscal year 2010, the Compensation Committee set the targets under the Performance Compensation Plan to drive top-line growth, while still retaining as goals maximizing gross margin, maintaining a healthy cash position and controlling expenses. Accordingly, in March of 2010, the Committee set the Spring 2010 pre-tax corporate operating profit target under the Performance Compensation Plan at approximately $17.8 million higher than the Company’s Spring 2009 actual pre-tax corporate operating performance (excluding restructuring and asset impairment charges set forth in the Company’s financials), and the Fall 2010 pre-tax corporate operating profit target at approximately $23.5 million higher than the Company’s Fall 2009 actual pre-tax corporate operating profit performance (also excluding restructuring and asset impairment charges set forth in the Company’s financials).

We have established an incentive compensation matrix that sets out varying levels of payment to be made to an executive based on the percentage of the corporate operating profit and divisional contribution margin targets achieved. For the corporate operating profit target and the divisional contribution margin targets for the AnnTaylor and LOFT divisions of the Company, the matrix ranges from a minimum threshold goal, at which the executive is eligible to begin earning a payout based on his or her “individual target payout” (as defined below), to a maximum goal, at which the executive is entitled to receive 200% of his or her individual target payout. During fiscal year 2010, the seasonal “individual target payout” for Ms. Krill was 55% of her base salary. For Ms. Beauchamp and Messrs. Lynch and Muto, it was 35% of their base salary, and for Mr. Nicholson, 30% of his base salary.

As noted above, we use divisional contribution margin as a performance metric under our Performance Compensation Plan for our divisional goals. In setting the incentive compensation matrix, we considered historic levels of performance for each division, but also took into account the uncertain business environment in 2010. Furthermore, in establishing the intended degree of difficulty of the payout formula for each division, we took into account circumstances specific to each division, including business cycle issues, recruitment and retention needs, and historical pay levels. In each case, we set targets at a level that required successful implementation of corporate operating objectives in order for meaningful payouts to occur.

A retention feature is embedded in the Performance Compensation Plan whereby if in the Spring season the Company or the respective division exceeds its performance targets, the excess amounts earned are banked by the Company for the respective executives and paid out after the end of the Fall season, provided that the associate is still employed at the time of payment. In addition, if during a certain season the Company exceeds its performance target, our executives are capped at 200% of their “individual target payout” and are not entitled to any carryover benefits in a subsequent season for amounts exceeding that cap.

For Spring 2010, we exceeded our corporate operating profit target. The AnnTaylor division exceeded its divisional contribution margin target and LOFT met its minimum threshold divisional contribution margin target. For Fall 2010, the Company exceeded its corporate operating profit target and the AnnTaylor division exceeded its contribution margin target, while the LOFT division met its minimum threshold divisional contribution margin target. Accordingly, each of our Named Executive Officers earned a payout for Spring and Fall performance. Amounts earned for fiscal year 2010 by our Named Executive Officers are set forth in the Summary Compensation Table of this proxy statement.

Long-Term Cash Incentive Compensation—Restricted Cash Program

The Company maintains for its Vice-Presidents and above, a long-term cash incentive program, the Restricted Cash Program (“RCP”). For fiscal year 2010, there were two performance metrics under the RCP: corporate operating profit and corporate net income. Seasonal corporate operating profit targets were set at the same levels as those under the short-term cash incentive feature of the Performance Compensation Plan. However, any amounts earned for a season are banked and deferred until the end of the third fiscal year following that season. Consistent with our long-term business objective of driving consistent revenue growth with strong bottom-line performance, amounts banked during the three-year deferral period are adjusted upwards or downwards by the average percentage increase or decrease, as the case may be, of the Company’s corporate net income performance over the three-year deferral period (“Corporate Net Income Adjustment”). Such corporate net income performance may be adjusted for certain unusual or infrequently occurring events to avoid distorting operating fundamentals and penalizing management for the consequences of such unusual or infrequent events.

The Committee believes that the deferral feature under the RCP is essential to align executive interests with the long-term performance of the Company. Another key feature of the RCP is the retention aspect of the award as the executive must be employed by the Company at the end of the three-year deferral period in order to receive any cash bonus under the RCP, unless he or she was involuntarily terminated without cause pursuant to the terms of his or her Confidentiality, Non-Solicitation and Non-Competition Agreement further described below.

The Company exceeded its corporate operating profit targets under the RCP for the Spring and Fall seasons of 2010. Accordingly each of the Named Executive Officers earned and banked amounts for those seasons. During fiscal year 2010, the seasonal “individual target payout” for Ms. Krill under the RCP was 81.7% of her base salary, for Ms. Beauchamp and Messrs. Lynch and Muto, 75% of their base salary and for Mr. Nicholson, 42.5% of his base salary.

Long-Term Equity Incentive Compensation

In addition to long-term cash incentive compensation, the Compensation Committee also awards equity to key executives. In March of 2010, the Named Executive Officers were awarded their annual equity grant of stock options, time-vesting restricted units and performance-vesting restricted units. The Committee believes that equity awards further align executives’ interests with those of the Company’s stockholders and incentivizes management to focus on building long-term stockholder value.

Performance-Based Restricted Units

During fiscal year 2010, consistent with our performance-based compensation practices, in addition to granting time-based restricted units and stock options to our Named Executive Officers, we also granted performance-based restricted units to each of our Named Executive Officers. Consistent with its pay for performance philosophy, the Compensation Committee structured these performance-based equity grants to link more closely the compensation of these executives to the performance of the Company.

The performance goals applicable to these equity grants for fiscal year 2010 were EPS and cash on the Company’s balance sheet. For the Spring season, these target goals were set at $0.23 for EPS and $219 million for cash on the balance sheet, and for the Fall season, at $0.48 and $325 million, respectively. These EPS goals excluded certain restructuring and asset impairment charges set forth in the Company’s financials, and the cash balance goals excluded amounts expended by the Company in 2010 under its stock buyback program. For the EPS goals, the Compensation Committee established a matrix with minimum and maximum thresholds for EPS performance and vesting of restricted units with varying EPS and unit amounts in between. This matrix for performance-based units was implemented to better align executive compensation to the performance of the Company as it provided that if the target EPS was exceeded, the executive would be appropriately compensated for above-target performance but capped at a maximum amount of units that may be earned. Similarly, if the EPS target was missed by a relatively small amount, the executive still earned a portion of the units. For the Spring and Fall seasons of fiscal year 2010, the Company exceeded its EPS and cash balance goals and accordingly performance units that were subject to 2010 performance goals were earned and vested in March of 2011 for all of our Named Executive Officers.

Equity Grant Policy

We generally make our annual equity grants to our Named Executive Officers at the regularly scheduled Compensation Committee meeting held in March of each year after the final results of the prior year’s performance are determined. We also make grants during other times of the year when required for new hires, promotions and other business reasons. In determining the timing of equity grants, the Committee only considers valid business purposes.

The grant date of an equity award is determined as described below:

(i)	if the award was approved at the regularly scheduled Compensation Committee meeting held in March, the later of the (a) second business day following the public release of the Company’s fiscal year-end results, and (b) March Compensation Committee meeting;

(ii)	if the award was approved at another regularly scheduled or special meeting of the Compensation Committee, the date of that meeting;

(iii)	if the award was approved by having each Compensation Committee member sign a document containing the terms of the award, the date the last signature is received by the Company;

(iv)	if the award was made by the Chief Executive Officer under authority delegated to her by the Compensation Committee, the date that she signs a writing containing the key terms of the grant; and

(v)	if it is a performance-vesting award where the performance goals are set at a date later than the regularly scheduled March Compensation Committee meeting, the date of the Compensation Committee meeting at which the performance goals for the first tranche of the award is set.

Notwithstanding the foregoing, if the award was made in connection with a new hire, the grant date is the start date of employment of that person. In addition, if a grant date in any of clauses (ii)-(v) above falls during a “Blackout Period” established under the Company’s trading policy, then the grant date will be the second business day following the end of the Blackout Period during which the award was made.

The exercise price for stock options is the fair market value of the Company’s common stock on the grant date, which value is set as the closing price per share of the common stock on the New York Stock Exchange for the trading day immediately preceding the grant date. As a result, the options do not have any intrinsic value to the executive unless the market price of the common stock rises.

Change in Control and other Termination Events

Under the terms of the Company’s equity plans, special severance plan and non-solicitation and non-competition agreements, certain of our Named Executive Officers are entitled to compensation and benefits upon the occurrence of specific events, including a change in control or termination of the executive’s employment without Cause (as those terms are defined in the applicable document). The terms of these arrangements, as well as an estimate of the payments that would have been made to the executive if any of those events would have occurred at the end of the Company’s fiscal year 2010, are described in detail in the section entitled “Payments and Entitlements Upon Change in Control and Other Termination Events”.

Severance

The Company has an employment agreement with Ms. Krill, which was entered into in connection with her becoming Chief Executive Officer in 2005. The employment agreement with Ms. Krill provides for payments to be made to her upon certain termination events, including a Change in Control of the Company (as defined under her employment agreement).

The Company has Confidentiality, Non-Solicitation of Associates and Non-Competition Agreements (“Non-Compete Agreements”) with each of Ms. Beauchamp and Messrs. Lynch, Muto and Nicholson. Under the Non-Compete Agreements, if the executive is terminated without Cause (and in the cases of Ms. Beauchamp and Messrs. Lynch and Muto, if they were to terminate their employment for Good Reason), he or she is entitled to receive severance in the amount of 18 months’ base salary payable over 12 months, continued health and welfare benefits for 12 months (“base severance compensation”), as well as the bonuses payable under the Performance Compensation Plan based upon actual performance for the season (and in the case of Mr. Nicholson, based on targeted performance for the season) in which he or she was terminated. The executive is also entitled to receive any banked amounts under the RCP, in addition to any amounts earned in the season in which he or she is terminated, those amounts to be adjusted over the deferral period based on the change in the Company’s corporate net income (as explained earlier in this CD&A). Amounts earned under the RCP, as adjusted, are payable in accordance with the payment schedule of the RCP. In exchange for these benefits, the executive agrees to comply with certain non-competition, non-solicitation and confidentiality obligations. If Ms. Beauchamp or Messrs. Lynch or Muto were to resign other than for Good Reason, they would only be entitled to receive base severance compensation. If Mr. Nicholson were to resign, the Company could elect whether to enforce the non-competition provision for the full period and accordingly pay base severance compensation to him for the time period, if any, it chooses to enforce that provision. These agreements are further described in the “Payments and Entitlements Upon Change in Control and Other Termination Events” section of this proxy statement.

The Named Executive Officers, other than Ms. Krill, are also eligible to receive benefits under the Company’s Special Severance Plan. Under this plan, a participant is eligible to receive benefits if within two years after a Change in Control of the Company (as defined in the Special Severance Plan) there is a Qualifying Termination of his or her employment. A “Qualifying Termination” is either a termination of the executive’s employment by the Company without Cause or a termination by the executive of his or her employment for Good Reason (as defined in that Plan). A description of Ms. Krill’s employment agreement and the Special Severance Plan is also provided in the “Payments and Entitlements Upon Change in Control and Other Termination Events” section of this proxy statement.

A key difference between Ms. Krill’s arrangement under her employment agreement and that of the other current Named Executive Officers under the Special Severance Plan is the requirement under the Special Severance Plan that a Change in Control occur prior to the occurrence of a Qualifying Termination before severance is paid to the executive under the plan. Under Ms. Krill’s arrangement, one year after a Change in Control and without the occurrence of an additional event, Ms. Krill has the right to terminate her employment (with or without any reason) and receive severance. We believe that the provision permitting Ms. Krill to receive severance benefits upon her voluntary resignation following a Change in Control is important in order to ensure that her economic interests would not be inconsistent with those of our shareholders in the period preceding a Change in Control and to ensure that she has a strong incentive not to voluntarily resign during the one-year period after a Change in Control.

Equity

In the case of equity granted in fiscal year 2010 to our Named Executive Officers, other than Ms. Krill, treatment of those awards upon a change in control of the Company or other termination events is subject to the terms of the 2003 Equity Incentive Plan (the “2003 Plan”). Under the 2003 Plan, if the Named Executive Officer’s employment is terminated by reason of death, Disability or Retirement (as such terms are defined under the Plan), vested stock options remain exercisable for a period of three years following the termination event (or sooner if the options expire before that date). All unvested stock options are forfeited. If the Named Executive Officer is terminated for Cause (as defined under the Plan) or the executive voluntarily leaves his or her employment, all vested and unvested stock options granted to the executive terminate on the day following termination. If the Named Executive Officer’s employment is terminated for any reason other than those provided above, only the stock options that are exercisable on the date of that termination may be exercised for a period of up to three months following the termination event (or sooner if the options expire before that date). For restricted stock or units, if the Named Executive Officer’s employment is terminated for any reason, all restricted stock or units granted to the executive that have not vested by the date of termination are forfeited by the executive. Upon a change in control of the Company, all stock options, restricted stock and restricted units granted to the Named Executive Officer automatically vest.

Under Ms. Krill’s employment agreement, if Ms. Krill’s employment is terminated by the Company without Cause, by her for Good Reason, due to Disability (each as defined in her employment agreement) or if her employment agreement expires as a result of the Company not renewing her employment agreement at the end of the term, all time-vesting stock options and restricted stock granted to Ms. Krill on or after October 1, 2005 will fully vest, and Ms. Krill will be entitled to exercise those stock options for a period of up to three years following any of those events, provided that those options have not expired before the end of that period. However, while Ms. Krill’s previous employment agreement with the Company provided that performance-based equity awards would fully vest upon similar termination events (except in the case of Disability), the Compensation Committee decided that it would be in the Company’s and shareholders’ best interests to limit accelerated vesting of future awards under her current employment agreement. As a result, under her current agreement, only that portion of the performance-based restricted stock or units that are eligible to vest in March following the end of the fiscal year of termination will vest (and then only on a pro rata basis), other than in the case of a Change in Control. All equity awards granted to Ms. Krill under her employment agreement will vest upon a Change in Control and will become exercisable in accordance with the equity plans and award agreements under which those awards were granted.

Different meanings are assigned to the various terms giving rise to benefits and entitlements under Ms. Krill’s employment agreement, the 2003 Plan and the Special Severance Plan. One difference among the documents is the definition of “Change in Control”. For example, under Ms. Krill’s employment agreement, “Change in Control” is defined as set forth in the 2003 Plan, except that if Ms. Krill’s termination occurs prior to a Change in Control but during the pendency of a Potential Change in Control, the date of termination will be deemed as having occurred after a Change in Control. A Potential Change in Control (as defined in the “Payments and Entitlements Upon Change in Control and Other Termination Events” section of this proxy statement) may be triggered by an entity’s acquisition of 15% of the Company’s common stock. Under the Special Severance Plan, the trigger for a Change in Control would occur by the beneficial ownership of 30% of the Company’s common stock. Under the 2003 Plan, a merger in which the Company represents 80% or less of the common stock of the surviving entity would trigger a change in control, while under the Special Severance Plan, the Company would need to represent less than 50%. These differences, among others, occur as a result of historical circumstances and individual negotiations with our Chief Executive Officer.

Tax and Accounting Considerations

In making its compensation decisions, the Compensation Committee considers the accounting and income tax impact on the Company of its decisions, including the potential non-deductibility of certain compensation. In doing so, the Committee strives to strike an appropriate balance between designing appropriate and competitive compensation packages for its executives while also maximizing the deductibility of compensation and ensuring that any accounting consequences to the Company are appropriately reflected in its financial statements. Section 162(m) of the Internal Revenue Code generally disallows deductions to publicly-traded companies for compensation paid to its Named Executive Officers (excluding the chief financial officer) in excess of $1.0 million in a taxable year, with certain exceptions for qualified “performance-based compensation”. Time-

vesting restricted units granted to our Named Executive Officers during fiscal year 2010 did not qualify as performance-based compensation under Section 162(m). For those types of compensation that could qualify as performance-based compensation, the Company attempted to meet the qualification requirements.

SUMMARY COMPENSATION TABLE FOR FISCAL YEAR 2010

The table below sets forth the total compensation paid or earned during the fiscal year ended January 29, 2011 by (i) the Company’s Chief Executive Officer and Chief Financial Officer, and (ii) the Company’s three most highly compensated executive officers other than the Chief Executive Officer and Chief Financial Officer who were serving as executive officers as of January 29, 2011 (each such executive officer, a “Named Executive Officer”).

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (a)	Option Awards ($) (a)	Non-Equity Incentive Plan Compensation ($) (b)	Change in Pension Value and Non- qualified Deferred Compensation Earnings ($) (c)	All Other Compensation ($) (d)	Total ($)
Kay Krill	2010	$1,200,000	—	$2,710,238	$1,206,400	$5,166,000	$30,183	$16,423	10,329,244
President, Chief Executive Officer and Director	2009	1,200,000	—	1,686,908	1,733,738	4,346,000	44,336	101,310	9,112,292
	2008	1,183,333	—	3,512,474	1,261,002	1,888,961	—	164,077	8,009,847

Michael Nicholson	2010	600,000	—	438,909	185,600	1,370,250	—	15,053	2,609,812
Executive Vice President and Chief Financial Officer	2009	600,000	—	508,841	350,250	1,152,750	—	36,082	2,647,923
	2008	570,292	—	324,124	393,300	468,338	—	8,775	1,764,829

Christine Beauchamp	2010	800,000	—	855,546	399,040	2,770,040	—	2,667	4,827,293
Brand President, AnnTaylor division (e)	2009	800,000	—	300,910	700,500	2,038,000	—	2,333	3,841,743
	2008	378,974	—	650,000	531,000	266,154	—	750,000	2,576,128

Brian Lynch	2010	700,000	—	977,137	399,040	2,425,500	7,294	2,042	4,511,013
President, Corporate Operations	2009	700,000	—	750,150	700,500	2,040,500	10,486	10,529	4,212,165
	2008	657,084	—	724,689	785,700	683,030	—	39,494	2,889,997

Gary Muto	2010	900,000	—	855,546	399,040	2,644,425	—	3,000	4,802,011
Brand President, LOFT division (f)	2009	900,000	—	300,910	700,500	2,623,500	—	2,625	4,527,535
	2008	201,346	1,000,000	439,450	195,000	141,923	—	—	1,977,719

(a)	The amounts in these columns reflect the grant date fair value of awards pursuant to the Company’s equity incentive plans in accordance with Accounting Standards Codification (“ASC”) 718-10, Compensation—Stock Compensation. Assumptions used in the calculation of these amounts for fiscal years ended January 29, 2011, January 30, 2010 and January 31, 2009 are included in footnote 9 to the Company’s audited financial statements for the fiscal year ended January 29, 2011 in the Company’s Annual Report on Form 10-K. The grant date fair value of performance-based restricted stock awards and performance-based restricted unit awards for the Named Executive Officers is reflected in the table above at target. The grant date fair value associated with all performance-based restricted unit awards granted in 2010 and valued at maximum performance is as follows: for Ms. Krill, $1,796,920, for Mr. Nicholson, $303,885, for Ms. Beauchamp, $543,219, for Mr. Lynch, $695,207, and for Mr. Muto, $543,219. See the Compensation Discussion & Analysis (“CD&A”) section of this proxy statement for a description of these performance-based awards.

(b)	Reflects amounts earned by the Named Executive Officers under the Company’s Management Performance Compensation Plan (“Performance Compensation Plan”) and the Restricted Cash Program (“RCP”). For fiscal year 2010, the amount for Ms. Krill includes $2,079,000 for the Performance Compensation Plan bonus and $3,087,000 for the RCP bonus. For Mr. Nicholson, the amount reflects $567,000 for the Performance Compensation Plan bonus and $803,250 for the RCP bonus. For Ms. Beauchamp, the amount reflects $880,040 for the Performance Compensation Plan bonus and $1,890,000 for the RCP bonus. For Mr. Lynch, the amount reflects $771,750 for the Performance Compensation Plan bonus and $1,653,750 for the RCP bonus. For Mr. Muto, the amount reflects $518,175 for the Performance Compensation Plan bonus and $2,126,250 for the RCP bonus. RCP amounts included above do not include any adjustment up or down related to the Corporate Net Income Adjustment, which will be determined at the conclusion of the respective three-year deferral periods. See the CD&A for a description of the Performance Compensation Plan and the RCP.

(c)	The amounts set forth in this column for 2010 represent only changes in pension earnings.

(d)	For Ms. Krill, this represents $9,932 for car service and $4,500 in contributions made by the Company under its 401(k) savings plan on her behalf. The value for Ms. Krill’s car service was calculated based on the portion of the cost to the Company of operating the Company car attributed to the incremental mileage associated with Ms. Krill’s commute. For Fiscal 2010 and onward, Ms. Krill waived the benefit under her employment agreement to be reimbursed for taxes in connection with her car service. The remaining amounts for Ms. Krill represent compensation in the form of executive wellness and group personal liability insurance. For Mr. Nicholson, the amount represents $1,688 and $13,365 in contributions made by the Company on his behalf to the Company’s 401(k) savings and non-qualified deferred compensation plans, respectively. For Ms. Beauchamp, Mr. Lynch and Mr. Muto the amounts represent $2,667, $2,042 and $3,000, respectively, in contributions made by the Company on their behalf to the Company’s 401(k) savings plan.

(e)	Ms. Beauchamp joined the Company in August 2008.

(f)	Mr. Muto joined the Company in November 2008.

The table below provides information in accordance with ASC 718-10, Compensation – Stock Compensation (“ASC 718-10”) on cash incentives, stock options, restricted stock and restricted unit awards for fiscal year 2010 for each of the Company’s Named Executive Officers. See the CD&A for a description of the formula and criteria for determining amounts payable to our Named Executive Officers under the Performance Compensation Plan and the Restricted Cash Program.

GRANTS OF PLAN-BASED AWARDS IN FISCAL YEAR 2010

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(c)	All other Option Awards: Numbers of Securities Underlying Options (#)(c)	Exer- cise or Base Price of Option Awards ($/Sh) (d)	Stock Price at Close of Market on Date of Grant ($/Sh) (d)	Grant Date Fair Value of Stock and Option Awards ($) (e)
	Plan Name	Grant Date	Thres- hold ($)	Target ($)	Maxi- mum ($)	Thres- hold (#)(b)	Target (#)(b)	Maxi- mum (#)(b)
Kay Krill	2003 Equity	3/16/10	—	—	—	—	—	—	65,000	—	—	—	1,272,700
	Incentive Plan	3/16/10	—	—	—	—	—	—	—	130,000	19.58	20.42	1,206,400
		3/16/10	—	—	—	29,563	39,417	49,271	—	—	—	—	771,785
		9/13/10	—	—	—	29,563	39,417	49,271	—	—	—	—	665,753
	Performance Compensation Plan
	•Bonus •Restricted Cash Program (a)		13,200	1,320,000	2,640,000	—	—	—	—	—	—	—	—
			19,600	1,960,000	3,920,000	—	—	—	—	—	—	—	—

Michael Nicholson	2003 Equity	3/16/10	—	—	—	—	—	—	10,000	—	—	—	195,800
	Incentive Plan	3/16/10	—	—	—	—	—	—	—	20,000	19.58	20.42	185,600
		3/16/10	—	—	—	5,000	6,666	8,333	—	—	—	—	130,520
		9/13/10	—	—	—	5,000	6,666	8,333	—	—	—	—	112,589
	Performance Compensation Plan
	•Bonus •Restricted Cash Program (a)		3,600	360,000	720,000	—	—	—	—	—	—	—	—
			5,100	510,000	1,020,000	—	—	—	—	—	—	—	—

Christine Beauchamp	2003 Equity	3/16/10	—	—	—	—	—	—	21,500	—	—	—	420,970
	Incentive Plan	3/16/10	—	—	—	—	—	—	—	43,000	19.58	20.42	399,040
		3/16/10	—	—	—	8,937	11,916	14,895	—	—	—	—	233,315
		9/13/10	—	—	—	8,937	11,916	14,895	—	—	—	—	201,261
	Performance Compensation Plan
	•Bonus •Restricted Cash Program (a)		5,600	560,000	1,120,000	—	—	—	—	—	—	—	—
			12,000	1,200,000	2,400,000	—	—	—	—	—	—	—	—

Brian Lynch	2003 Equity	3/16/10	—	—	—	—	—	—	21,500	—	—	—	420,970
	Incentive Plan	3/16/10	—	—	—	—	—	—	—	43,000	19.58	20.42	399,040
		3/16/10	—	—	—	11,438	15,250	19,063	—	—	—	—	298,595
		9/13/10	—	—	—	11,438	15,250	19,063	—	—	—	—	257,572
	Performance Compensation Plan
	•Bonus •Restricted Cash Program (a)		4,900	490,000	980,000	—	—	—	—	—	—	—	—
			10,500	1,050,000	2,100,000	—	—	—	—	—	—	—	—

Gary Muto	2003 Equity	3/16/10	—	—	—	—	—	—	21,500	—	—	—	420,970
	Incentive Plan	3/16/10	—	—	—	—	—	—	—	43,000	19.58	20.42	399,040
		3/16/10	—	—	—	8,937	11,916	14,895	—	—	—	—	233,315
		9/13/10	—	—	—	8,937	11,916	14,895	—	—	—	—	201,261
	Performance Compensation Plan
	•Bonus •Restricted Cash Program (a)		6,300	630,000	1,260,000	—	—	—	—	—	—	—	—
			13,500	1,350,000	2,700,000	—	—	—	—	—	—	—	—

(footnotes on next page)

(footnotes to table on previous page)

(a)	These amounts do not include any adjustment up or down related to the Corporate Net Income Adjustment, which will be determined at the conclusion of the three-year deferral period. See the CD&A for a description of the Restricted Cash Program.

(b)	Represents performance-based restricted stock and restricted unit awards whose performance goals were established on March 16, 2010 and September 13, 2010, respectively. The performance-based restricted stock vested and the performance-based restricted unit awards were settled in shares in March 2011 because the Company met the performance targets associated with those awards.

(c)	These awards vest in equal installments on each of the first three anniversaries of the grant date.

(d)	Under the Company’s equity incentive plans, the exercise price for stock options is the fair market value on the grant date, determined as the closing price per share of the Company’s common stock on the New York Stock Exchange for the trading day immediately preceding the grant date.

(e)	Amounts set forth in the stock and option award columns represent the aggregate grant date fair value computed in accordance with ASC 718-10 based on the assumptions set forth in the Company’s financial statements and footnotes for fiscal year 2010.

For a description of employment agreements between the Company and its Named Executive Officers, see the CD&A and the “Payments and Entitlements Upon Change in Control and Other Termination Events” section of this proxy statement.

The following table shows the number of shares of the Company’s common stock covered by exercisable and unexercisable options and unvested time-vesting and performance-vesting restricted stock and restricted units held by the Company’s Named Executive Officers on January 29, 2011.

OUTSTANDING EQUITY AWARDS AT 2010 FISCAL YEAR-END

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (q)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (q)
Kay Krill	150,000	—		—	$26.45	January 29, 2014	—		$—	—		$ —
	52,500	—		—	30.12	March 8, 2014	—		—	—		—
	150,000	—		—	22.27	November 4, 2014	—		—	—		—
	48,750	—		—	25.58	March 15, 2015	—		—	—		—
	200,000	—		—	28.49	November 17, 2015	—		—	—		—
	100,000	—		—	35.49	March 8, 2016	—		—	—		—
	135,000	45,000	(a)	—	35.28	March 15, 2017	—		—	—		—
	71,566	71,567	(b)	—	24.19	March 13, 2018	—		—	—		—
	—	165,001	(c)	—	2.82	March 10, 2019	—		—	—		—
	—	82,501	(d)	—	7.32	June 1, 2019	—		—	—		—
	41,249	82,501	(e)	—	14.08	September 1, 2019	—		—	—		—
	—	130,000	(f)	—	19.58	March 16, 2020	—		—	—		—
	—	—		—	—	—	6,250	(a)	136,563	—		—
	—	—		—	—	—	24,500	(b)	535,325	—		—
	—	—		—	—	—	81,667	(c)	1,784,424	—		—
	—	—		—	—	—	65,000	(f)	1,420,250	—		—
	—	—		—	—	—	20,091	(g)	438,988	—		—
	—	—		—	—	—	50,225	(h)	1,097,416	40,834	(i)	892,223
	—	—		—	—	—	26,649	(h)	582,281	43,334	(j)	946,848

Michael Nicholson	20,250	6,750	(k)	—	$32.36	September 17, 2017	—		$—	—		$—
	15,000	15,000	(l)	—	23.92	March 12, 2018	—		—	—		—
	7,500	7,500	(m)	—	23.22	July 10, 2018	—		—	—		—
	16,666	33,334	(c)	—	2.82	March 10, 2019	—		—	—		—
	8,333	16,667	(d)	—	7.32	June 1, 2019	—		—	—		—
	8,333	16,667	(e)	—	14.08	September 1, 2019	—		—	—		—
	—	20,000	(f)	—	19.58	March 16, 2020	—		—	—		—
	—	—		—	—	—	13,334	(c)	291,348	—		—
	—	—		—	—	—	2,250	(k)	49,163	—		—
	—	—		—	—	—	5,000	(l)	109,250	—		—
	—	—		—	—	—	10,000	(f)	218,500	—		—
	—	—		—	—	—	4,101	(g)	89,607	—		—
	—	—		—	—	—	8,200	(h)	179,170	6,668	(i)	145,696
	—	—		—	—	—	4,099	(h)	89,563	6,668	(j)	145,696

Christine Beauchamp	33,333	16,667	(n)	—	$26.00	August 12, 2018	—		$—	—		$—
	—	66,667	(c)	—	2.82	March 10, 2019	—		—	—		—
	—	33,334	(d)	—	7.32	June 1, 2019	—		—	—		—
	—	33,334	(e)	—	14.08	September 1, 2019	—		—	—		—
	—	43,000	(f)	—	19.58	March 16, 2020	—		—	—		—
	—	—		—	—	—	33,334	(c)	728,348	—		—
	—	—		—	—	—	8,334	(n)	182,098	—		—
	—	—		—	—	—	21,500	(f)	469,775	—		—
	—	—		—	—	—	20,500	(h)	447,925	16,668	(i)	364,196
	—	—		—	—	—	8,814	(h)	192,586	14,334	(j)	313,198

(footnotes on next page)

(table continued from previous page)

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (q)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (q)

Brian Lynch	18,750	—		—	$27.09	May 24, 2014	—		$—	—		$—
	7,500	—		—	25.58	March 15, 2015	—		—	—		—
	15,000	—		—	35.49	March 8, 2016	—		—	—		—
	20,250	6,750	(o)	—	35.86	March 14, 2017	—		—	—		—
	35,000	35,000	(l)	—	23.92	March 12, 2018	—		—	—		—
	10,000	10,000	(m)	—	23.22	July 10, 2018	—		—	—		—
	—	66,667	(c)	—	2.82	March 10, 2019	—		—	—		—
	—	33,334	(d)	—	7.32	June 1, 2019	—		—	—		—
	16,666	33,334	(e)	—	14.08	September 1, 2019	—		—	—		—
	—	43,000	(f)	—	19.58	March 16, 2020	—		—	—		—
	—	—		—	—	—	33,334	(c)	728,348	—		—
	—	—		—	—	—	10,000	(l)	218,500	—		—
	—	—		—	—	—	2,250	(o)	49,163	—		—
	—	—		—	—	—	21,500	(f)	469,775	—		—
	—	—		—	—	—	8,201	(g)	179,192	—		—
	—	—		—	—	—	20,500	(h)	447,925	16,668	(i)	364,196
	—	—		—	—	—	8,814	(h)	192,586	14,334	(j)	313,198

Gary Muto	32,500	32,500	(p)	—	$7.99	November 11, 2018	—		$—	—		$—
	—	66,667	(c)	—	2.82	March 10, 2019	—		—	—		—
	—	33,334	(d)	—	7.32	June 1, 2019	—		—	—		—
	16,666	33,334	(e)	—	14.08	September 1, 2019	—		—	—		—
	—	43,000	(f)	—	19.58	March 16, 2020	—		—	—		—
	—	—		—	—	—	33,334	(c)	728,348	—		—
	—	—		—	—	—	27,500	(p)	600,875	—		—
	—	—		—	—	—	21,500	(f)	469,775	—		—
	—	—		—	—	—	20,500	(h)	447,925	16,668	(i)	364,196
	—	—		—	—	—	8,814	(h)	192,586	14,334	(j)	313,198

(a)	This award vests on March 15, 2011.

(b)	This award vests in two equal installments on each of March 13, 2011 and 2012.

(c)	This award vests in two equal installments on each of March 10, 2011 and 2012.

(d)	This award vests in two equal installments on each of June 1, 2011 and 2012.

(e)	This award vests in two equal installments on each of September 1, 2011 and 2012.

(f)	This award vests in three equal installments on each of March 16, 2011, 2012, and 2013.

(g)	This award vests on April 25, 2011.

(h)	This award vests on March 16, 2011.

(i)	This award vests on March 16, 2012 if the Company meets the performance target associated with such shares.

(j)	This award vests in two equal installments on each of March 16, 2012 and March 16, 2013 if the Company meets the performance target associated with such units.

(k)	This award vests on September 17, 2011.

(l)	This award vests in two equal installments on each of March 12, 2011 and 2012.

(m)	This award vests in two equal installments on each of July 10, 2011 and 2012.

(n)	This award vests on August 12, 2011.

(o)	This award vests on March 14, 2011.

(p)	This award vests in two equal installments on each of November 11, 2011 and 2012.

(q)	The amounts in this column represent the number of unvested shares outstanding for the Named Executive Officer at the Company’s 2010 fiscal year end multiplied by the Company’s 2010 fiscal year end stock price of $21.85.

The table below shows the number of shares of the Company’s common stock acquired by each Named Executive Officer during fiscal year 2010 upon the exercise of stock options, if applicable, and vesting of restricted stock.

OPTION EXERCISES AND STOCK VESTED IN FISCAL YEAR 2010

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Kay Krill	260,623	3,747,652	392,717	7,612,784
Michael Nicholson	—	—	96,640	1,843,567
Christine Beauchamp	66,665	1,390,909	44,998	831,063
Brian Lynch	49,999	836,627	129,640	2,499,709
Gary Muto	49,999	1,181,165	50,415	1,026,780

PENSION BENEFITS

The table below shows the present value of accumulated benefits payable to each of the Named Executive Officers and the number of years of service credited to each such Named Executive Officer under the AnnTaylor Inc. Pension Plan (“Pension Plan”) determined using interest rate and mortality assumptions consistent with those used in the Company’s financial statements.

PENSION BENEFITS FOR FISCAL YEAR 2010

Name	PLAN NAME	Number of Years of Credited Service at end of Fiscal Year 2010	Present Value of Accumulated Benefits at end of Fiscal Year 2010 ($)	Payments during Fiscal Year 2010 ($)
Kay Krill	AnnTaylor Inc. Pension Plan	12.25	$266,446	—
Michael Nicholson	AnnTaylor Inc. Pension Plan	—	—	—
Christine Beauchamp	AnnTaylor Inc. Pension Plan	—	—	—
Brian Lynch	AnnTaylor Inc. Pension Plan	2.34	59,975	—
Gary Muto	AnnTaylor Inc. Pension Plan	—	—	—

The Pension Plan is a tax-qualified retirement plan that was generally available to all eligible employees upon completion of a 12-month period during which the employee completed 1,000 hours of service. Effective October 1, 2007, the Pension Plan was amended to eliminate future benefit accruals for all employees and to freeze participation. Prior to October 1, 2007, the following provisions applied:

Benefits under the Pension Plan are determined as follows:

(a)	For participants with ten years or less of service with the Company:

(i)	1.25% of Compensation (as defined below) for the calendar year up to the Social Security Wage Base (which for 2007 was $97,500), plus

(ii)	1.60% of Compensation for the calendar year in excess of the Social Security Wage Base.

(b)	For participants with more than ten years of service, the sum of (i) and (ii) below:

(i)	For the first ten years of service with the Company:

1)	1.25% of Compensation for the calendar year up to the Social Security Wage Base, plus

2)	1.60% of Compensation for the calendar year in excess of the Social Security Wage Base, plus

(ii)	For years of service in excess of ten years:

1)	1.60% of Compensation for the calendar year up to the Social Security Wage Base, plus

2)	1.95% of Compensation for the calendar year in excess of the Social Security Wage Base.

Participants do not accrue benefits under the Pension Plan for any years of service in excess of 35 years of service with the Company or for service after September 30, 2007.

Credited service under the Pension Plan is different from the participant’s actual years of service with the Company. Credited service for benefit accruals under the Pension Plan began the first of the month following the completion of one year of service with the Company. Credited service was frozen as of September 30, 2007.

“Compensation” is defined as W-2 earnings reported for a calendar year, excluding any severance pay, equity grants, moving allowance, car allowance, certain imputed income, or other similar payments, but including pre-tax contributions to a cafeteria plan, a transportation fringe benefit plan or a 401(k) plan. The maximum amount taken into account was $225,000, the Internal Revenue Code (“IRC”) limit for 2007.

Benefits under the Pension Plan are payable as a lifetime annuity or under a variety of other payment forms, including a lump sum distribution. Benefits are payable, at the election of the vested participant:

•	at the normal retirement age of 65;

•	upon early retirement after age 55; or

•	upon termination of employment.

For a participant under the Pension Plan to receive any benefits, he or she must have been employed for at least five years by the Company. Full benefits are payable at the normal retirement age of 65. If the participant retires between the ages of 55 and 65, the amount of benefits is reduced to reflect the additional years of pension payments. If the participant retires at age 55, he or she will be entitled to 60% of the accrued benefits. If the participant elects to commence payments upon termination of his or her employment with the Company prior to age 55, the benefit will be payable in a lump sum (or as an annuity, at the election of the participant) and will be reduced to the actuarial equivalent of the benefit payable at age 65.

The present value of accumulated benefits at January 29, 2011 provided in the table above is determined based on the accrued plan benefit at that date and assumes the following:

•	the Named Executive Officer will retire from the Company at age 65, the plan’s normal retirement age;

•	the Named Executive Officer will receive his or her payments in the form of a lump-sum; and

•

the present value of the lump-sum payment is calculated using a discount rate of 5.75% for pre-retirement years (with retirement assumed at age 65) while the discount rate for post-retirement years is based on the December 2010 rates of 1.98% for the first 5 years, 5.23% for the next 15 years, and 6.52% for years after 20 years, blended with the 30-year Treasury rate of 4.42% as prescribed by IRC Section 417(e)(3). This is consistent with the assumptions used for financial reporting purposes.

For calculation of the changes in pension value set forth in the Summary Compensation Table above, the present value of accumulated benefits at January 30, 2010 (the end of the Company’s 2009 fiscal year) is determined using the same assumptions and methodologies described above, except that the discount rate of 6.15% is applied to pre-retirement years and the discount rate for post-retirement years is based on the December 2009 rates of 2.35% for the first 5 years, 5.65% for the next 15 years, and 6.45% for years after 20 years, blended with the 30-year Treasury rate of 4.49% as prescribed by IRC Section 417(e)(3).

NONQUALIFIED DEFERRED COMPENSATION

Under the Company’s Non-Qualified Deferred Compensation Plan (“Deferred Compensation Plan”), in 2010, certain executives, including the Named Executive Officers, were able to defer up to 50% of his or her salary as well as up to 100% of awards earned under the Performance Compensation Plan during the calendar year.

Under the Deferred Compensation Plan, beginning on the first of the month immediately following the first anniversary of the executive’s date of hire, the Company matches all or a portion of the amount of the base and bonus compensation deferred by the executive during the Plan year minus the Internal Revenue Code Section 401(a)(17) qualified plan compensation limit as indexed on an annual basis (“Eligible Compensation”). If an executive elects to defer up to 3% of his or her Eligible Compensation, the Company matches 100% of the deferral. If an executive elects to defer more than 3% of his or her Eligible Compensation, the Company matches additional amounts deferred over 3% and up to 6% of Eligible Compensation at a rate of 50% (collectively, the “Company Match”). The amounts deferred by the executive and credited under the executive’s deferred compensation account are at all times fully vested. The Company Match vests upon the second anniversary of the executive’s date of hire, or earlier upon a Change in Control. A Change in Control will be deemed to have occurred if it would constitute a Change in Control as defined under Section 409A of the Internal Revenue Code of 1986, as amended, (“Section 409A”) and under the Company’s Special Severance Plan, which is described under the “Payments and Entitlements Upon Change in Control and Other Termination Events” section of this proxy statement. The Company suspended the Company Match under the Deferred Compensation Plan, with respect to all amounts deferred by the executive on or after January 1, 2010 and prior to January 1, 2011. Effective January 1, 2011, the Compensation Committee reinstated the Company Match in accordance with the terms described above.

Amounts held under the Deferred Compensation Plan may be invested by the executive through participation in certain mutual funds or other permitted investments made available under the Deferred Compensation Plan.

The Deferred Compensation Plan provides for payments in compliance with Section 409A. Accordingly, either on a date certain as selected by the participant in accordance with the terms of the Deferred Compensation Plan, or six months after the date of an executive’s separation from service, an executive is entitled to receive, in a single lump sum cash payment, the vested amounts credited in his or her deferred compensation account. If the payment event is separation from service and such separation from service takes place after the executive’s normal or early retirement date, the executive may receive payments in installments in the form he or she elected prior to participation in the Plan.

If prior to distribution of all amounts under the Deferred Compensation Plan, the executive’s employment is terminated due to death or disability, the Company will pay to the executive or his or her estate, on the date of separation from service and in a single lump sum, the vested amount credited under his or her deferred compensation account. If the executive incurs a severe financial hardship caused by an accident, illness or similar extraordinary and unforeseeable emergency beyond the control of the executive, the executive may elect immediate payment of all or a portion of the vested amount credited to the executive’s deferred compensation account, subject to Company authorization and compliance with Section 409A.

In addition, in the event of the occurrence of a Change in Control of the Company, the executive is entitled to receive in a single lump sum payment, the amounts then credited to his or her deferred compensation account as soon as practicable thereafter.

The table below provides, for each Named Executive Officer, information relating to his or her deferred compensation activity and balances, if any.

NONQUALIFIED DEFERRED COMPENSATION FOR FISCAL YEAR 2010

Name	Executive contributions in Fiscal Year 2010 ($)	Company contributions in Fiscal Year 2010 ($) (a)	Aggregate earnings in Fiscal Year 2010 ($)	Aggregate withdrawals/ distributions in Fiscal Year 2010 ($)	Aggregate balance at end of Fiscal Year 2010 ($) (b)
Kay Krill	$ —	$ —	$57,001	$—	$333,220
Michael Nicholson	443,770	13,365	103,742	—	798,399
Christine Beauchamp	—	—	—	—	—
Brian Lynch	—	—	14,654	—	88,636
Gary Muto	—	—	—	—	—

(a)	Any contributions reported in this column are reflected as compensation for the respective Named Executive Officer in the “All Other Compensation” column of the Summary Compensation Table of this proxy statement.

(b)	$85,735 of the aggregate balance for Ms. Krill, $33,927 of the aggregate balance for Mr. Nicholson, and $30,296 of the aggregate balance for Mr. Lynch was reported as compensation in the Summary Compensation Table in previous years.

PAYMENTS AND ENTITLEMENTS UPON CHANGE IN CONTROL AND

OTHER TERMINATION EVENTS

The following is a description of the specific circumstances relating to termination of employment and Change in Control of the Company that will trigger payments to each Named Executive Officer and a calculation of the estimated payments to those officers as a result of the occurrence of those events had they occurred on January 29, 2011, the end of the Company’s fiscal year. “Change in Control” is generally defined as (i) the acquisition of a substantial percentage of the Company’s common stock (at least 20% under Ms. Krill’s employment agreement and under the Company’s 2003 Equity Incentive Plan, and at least 30% under the Company’s Deferred Compensation Plan and the Special Severance Plan), (ii) a change in the majority of the Board of Directors, or (iii) certain reorganizations, mergers or consolidations involving the Company.

Kay Krill

The Company has an employment agreement with Ms. Krill, which was entered into in connection with her becoming Chief Executive Officer on October 1, 2005. While the initial term of the agreement ended on October 1, 2008, the term of the agreement automatically renews for additional one-year periods unless either party gives a timely non-renewal notice. Ms. Krill’s employment agreement provides for payments to be made to Ms. Krill upon certain termination events, including a Change in Control of the Company.

Cash Compensation

Under Ms. Krill’s employment agreement, if any of the following termination events (the “Termination Events”) occurs:

•

Ms. Krill’s employment is terminated by the Company without “Cause” (generally defined as conviction for the commission of a felony; dishonesty; refusal to follow directions of the Board; gross nonfeasance; breach of confidentiality or restrictive covenant provisions; or certain other instances of willful misconduct);

•	Ms. Krill’s employment is terminated by Ms. Krill for “Good Reason” (as defined below);

•	Ms. Krill’s employment is terminated due to “Disability” (which entails her inability to perform her duties as a result of physical or mental incapacity for a period of six consecutive months); or

•	the agreement expires as a result of the Company not renewing her employment agreement,

Ms. Krill is entitled to receive, in addition to medical and welfare benefits, cash severance (payable monthly) for a specified severance period (as described below) based on:

•	her annual base salary, plus

•	the average of her total bonuses (including her bonuses under the Performance Compensation Plan and the Restricted Cash Program (“RCP”)) earned over the prior three fiscal years,

except that in the case of Disability, only her salary and the average of her annual bonuses under the Performance Compensation Plan will be used and any disability payments she would have received under the Company’s disability plans would be deducted.

In the case of a termination due to Disability, the severance period is 18 months. In the other circumstances, the severance period is the longer of 18 months or the remainder of the term of her employment agreement, and she would also be entitled to outplacement services. In the event of Ms. Krill’s Disability, after the 18-month severance period and until Ms. Krill reaches the age of 65, Ms. Krill would be entitled to receive payments under the Company’s applicable short-term and long-term disability plans, which long-term disability payments may not be less than 60% of her annual base salary in effect on the date of termination.

During the term of Ms. Krill’s employment agreement and for a period of 18 months following Ms. Krill’s termination of employment with the Company (other than in the case of termination in connection with her death, termination by the Company for Cause or termination by Ms. Krill for other than Good Reason), the Company is required to maintain a supplemental life insurance policy on behalf of Ms. Krill. This policy provides for a death benefit to her beneficiary of no less than $7 million, the proceeds of which would be paid upon her death.

If following a Change in Control, Ms. Krill’s employment is terminated without Cause or she terminates her employment for Good Reason, then instead of the cash severance described above, Ms. Krill is entitled to receive a lump sum cash severance payment equal to three times the sum of:

•	her annual base salary, plus

•	the average of her total bonuses earned over the prior three fiscal years.

If the Change in Control, however, does not constitute a change in control within the meaning of Section 409A of the Internal Revenue Code or if such termination occurs prior to the occurrence of a Change in Control but during the pendency of a Potential Change in Control, upon termination, Ms. Krill would be entitled to receive on a monthly basis for a period of 18 months, an amount equal to one-sixth of her annual base salary then in effect plus one-sixth of the average of her total bonuses earned over the prior three fiscal years. A Potential Change in Control will generally be deemed to have occurred if the Company or any person takes action which, if consummated, would constitute a Change in Control, any person acquires 15% or more of the Company’s common stock, or the Board adopts a resolution declaring that a Potential Change in Control has occurred.

In addition, Ms. Krill has “Good Reason” to terminate her employment with the Company:

•

upon a failure by the Company to comply with any material provision of her employment agreement which has not been cured within ten business days after notice of noncompliance has been given by Ms. Krill to the Company,

•	upon action by the Company resulting in a diminution of Ms. Krill’s title or authority,

•	upon the Company’s relocation of Ms. Krill’s principal place of employment outside of the New York City metropolitan area,

•	one year after a Change in Control, or

•	upon the failure of the Company to obtain from a successor the assumption and agreement to perform the obligations under the employment agreement.

Equity Compensation

Upon a Termination Event, all time-vesting stock options and time-vesting restricted stock granted to Ms. Krill on or after October 1, 2005 will fully vest, and Ms. Krill is entitled to exercise these stock options for a period of up to three years following the Termination Event, provided that such options have not expired before the end of that period. While Ms. Krill’s previous employment agreement with the Company had provided that performance-based equity awards would fully vest upon similar termination events (except in the case of Disability), the Compensation Committee imposed a limitation on the acceleration of vesting of performance-based restricted stock awards made on or after October 1, 2005. As a result, upon a Termination Event not involving a Change in Control, only that portion of these awards which is eligible to vest in March following the end of the fiscal year of termination will vest (and then only on a pro rata basis).

In the case of a Change in Control, regardless of whether her employment is terminated, all equity awards granted to Ms. Krill will vest and will become exercisable in accordance with the equity plans and award agreements under which such awards were granted. Ms. Krill will also be entitled to a gross-up to compensate her for excise taxes applicable to Change in Control payments.

Restrictive Covenants

Ms. Krill is subject to non-solicitation and non-competition covenants during her employment, during the period in which she receives severance payments and, in the case where the Company terminates her employment for Cause or Ms. Krill terminates her employment without Good Reason, for the following 12 months.

See the “Non-Qualified Deferred Compensation” section of this proxy statement for deferred compensation benefits payable to Ms. Krill and the other Named Executive Officers upon termination or Change in Control, if applicable.

The following table summarizes the amounts that would be payable to Ms. Krill upon the occurrence of the following termination events and/or Change in Control if such events and/or Change in Control were to have occurred on January 29, 2011 (the end of the Company’s 2010 fiscal year):

2010 Potential Payments to Kay Krill upon the Occurrence of Certain Events

Component of Compensation	Executive’s Voluntary Termination	Termination by the Company For Cause	Termination by the Executive For Good Reason	Termination by the Company Without Cause	Termination due to the Executive’s Disability		Termination upon the Executive’s Death		Change in Control of Company without the Executive’s Termination	Change in Control of Company with the Executive’s Termination
Cash Severance (base salary + bonus) (a)	$—	$—	$8,083,710	$8,083,710	$4,806,835		$ —		$ —	$16,167,420
Restricted Stock and Units—Accelerated (b)	—	—	5,699,762	5,699,762	5,699,762		5,699,762		7,740,319	7,740,319
Stock Options —Accelerated (b)	—	—	5,274,798	5,274,798	5,274,798		5,274,798		5,274,798	5,274,798
Health & Welfare	—	—	19,155	19,155	19,155		—		—	13,761
Other	—	—	—	—	9,000,000	(c)	9,250,000	(d)	—	30,000	(e)
Excise Tax Gross-Up	—	—	—	—	—		—		—	8,102,424
Total	—	—	19,077,425	19,077,425	24,800,550		20,224,560		13,015,117	37,328,722

(a)	Amounts do not include any adjustment up or down to RCP amounts for the Corporate Net Income Adjustment, which will be determined at the conclusion of the respective three-year deferral periods. See the CD&A for a description of the Corporate Net Income Adjustment.

(b)	For the table above as well as for all the tables that follow in this section, the restricted stock value represents the number of shares outstanding for the executive multiplied by the Company’s 2010 fiscal year end stock price of $21.85. For stock options, the value represents the number of the option shares outstanding for the executive multiplied by the difference between the Company’s 2010 fiscal year end stock price and the option’s exercise price.

(c)	Represents payments under the Company’s short-term and long-term disability plans that Ms. Krill would be entitled to receive after the initial 18-month severance period. Approximately $7.4 million of this amount is paid by the Company, and the remaining amount is paid by the Company’s insurance provider.

(d)	Represents the death benefit payable to Ms. Krill’s beneficiary under basic and supplemental life insurance policies.

(e)	Represents the approximate value of outplacement services for one year.

Other Named Executive Officers

Confidentiality, Non-Solicitation of Associates and Non-Competition Agreements

The Company has Confidentiality, Non-Solicitation of Associates and Non-Competition Agreements (“Non-Compete Agreements”) with each of our Named Executive Officers other than Ms. Krill, who is subject to the terms of her employment agreement as described above. Under these Non-Compete Agreements, the executive agreed to comply with certain non-competition, non-solicitation and confidentiality obligations. If the executive is terminated by the Company without Cause (and in the cases of Ms. Beauchamp and Messrs. Lynch and Muto, if they were to terminate their employment for “Good Reason”, as defined below), he or she is entitled to receive severance in the amount of 18 months’ base salary payable over 12 months, continued health and welfare benefits for 12 months (“base severance compensation”), as well as the bonuses payable under the Performance Compensation Plan based upon actual performance for the season (and in the case of Mr. Nicholson, based on targeted performance for the season) in which he or she was terminated. The executive is also entitled to receive any banked amounts under the RCP, in addition to any RCP amounts earned in the season in which he or she is terminated, such amounts to be adjusted over the three-year deferral period based on the change in the Company’s corporate net income (or such other metric as the Compensation Committee may determine for all executives participating in the RCP for those respective periods). Amounts earned under the RCP, as adjusted, are deferred until the end of the third fiscal year following the respective season in which the amounts were earned.

If Ms. Beauchamp or Messrs. Lynch or Muto were to resign other than for Good Reason, they would only be entitled to receive base severance compensation. If Mr. Nicholson were to resign, the Company could elect whether to enforce the non-competition provision for the full period and accordingly pay base severance compensation to him for the time period, if any, it chooses to enforce such provision.

Under the Non-Compete Agreements, “Good Reason” is generally defined as:

•

action by the Company resulting in a diminution of the executive’s title or responsibilities, including a change in the executive’s reporting relationship so that he or she no longer reports to the CEO;

•	the Company’s relocation of the executive’s principal place of employment outside of the New York City metropolitan area; or

•	the Company’s breach of any contractual agreements with the executive, provided the Company does not cure that breach within fourteen calendar days of notice from the executive.

“Cause” is defined as:

•	conviction for the commission of any act or acts constituting a felony;

•	action toward the Company involving dishonesty;

•	refusal to abide by or follow reasonable written directions of the CEO, which does not cease within ten business days after such written notice;

•	gross nonfeasance which does not cease within ten business days after written notice; or

•

failure to comply with the confidentiality, non-competition and non-solicitation provisions of the Non-Compete Agreement or other willful conduct which is intended to have and does have a material adverse impact on the Company.

Special Severance Plan

In addition, our Named Executive Officers, other than Ms. Krill, are entitled to the benefits under the ANN INC. Special Severance Plan (the “Special Severance Plan”). Under the Special Severance Plan, the executive is entitled to receive cash severance upon the occurrence of a “Qualifying Termination” following a Change in Control of the Company. A “Qualifying Termination” includes a termination of the executive’s employment by the Company without “Cause” or a termination by the executive of his or her employment for “Good Reason” at any time within two years following a Change in Control. “Cause” is defined as the

•	willful and continued failure by the executive to substantially perform his or her duties with the Company (other than by reason of physical or mental incapacity); or

•	the conviction of the executive for the commission of a felony involving moral turpitude.

The executive has “Good Reason” to terminate his or her employment if any of the following occurs after a Change in Control:

•	his or her duties or authority are diminished materially;

•	the location of his or her place of employment has changed by more than fifty miles; or

•	there has been a reduction in the executive’s salary or bonus opportunity.

In the event of a Change in Control with a Qualifying Termination, the executive is entitled to receive a lump sum equal to 2.5 times his or her “Annual Compensation”. “Annual Compensation” is the executive’s current base salary plus the average of the annual bonuses earned by the executive over the prior three full fiscal years or, if higher, in the three years including the year in which the Qualifying Termination occurs. In addition, for a period of 30 months following the date of a Qualifying Termination, the executive is entitled to receive all Company-paid benefits under any group health plan and life insurance plan of the Company. Upon a Change in Control of the Company, in accordance with the terms of the Company’s 2003 Equity Incentive Plan, all stock options and restricted stock granted to the Named Executive Officer automatically vest.

Under the Special Severance Plan, in exchange for the severance benefits described above, the participant is required to sign a release in favor of the Company relating to all claims or liabilities of any kind with the Company. In addition, while the executive is entitled to a gross-up payment to compensate him or her for excise taxes applicable to Change in Control payments, the Company eliminated such entitlement for participants joining the Company after fiscal year 2010.

Under the Company’s disability plans, each of our Named Executive Officers (other than Ms. Krill, whose arrangement is covered by her employment agreement) is entitled to receive, for the first 2.5 years following the date of disability, 100% of his or her base salary in effect on the date of disability and thereafter, depending on the nature of the disability, up to 60% of his or her base salary, not to exceed $12,500 per month, until he or she reaches the age of 65. The Company maintains on behalf of each executive a basic life insurance policy, the proceeds of which are payable upon the death of the executive. Each of the Named Executive Officers other than Mr. Lynch has a supplemental life insurance policy, the premiums of which are not funded by the Company.

Assuming the occurrence of the following termination events and/or Change in Control of the Company on January 29, 2011 (the end of the Company’s 2010 fiscal year), each current Named Executive Officer will be entitled to receive payments set out in the respective tables below.

2010 Potential Payments to Mr. Nicholson upon the Occurrence of Certain Events

Component of Compensation	Executive’s Voluntary Termination		Termination by the Company For Cause	Termination by the Executive For Good Reason	Termination by the Company Without Cause		Termination due to the Executive’s Disability		Termination upon the Executive’s Death		Change in Control of Company without the Executive’s Termination	Change in Control of Company with Qualifying Termination
Cash Severance (base salary + bonus, if applicable)	$900,000	(a)	$—	$—	$2,753,242	(b)(c)	$—		$—		$—	$3,992,782	(c)
Restricted Stock and Units—Accelerated	—		—	—	—		—		—		1,323,666	1,323,666
Stock Options— Accelerated	—		—	—	—		—		—		1,051,355	1,051,355
Health & Welfare	13,041	(a)	—	—	13,041	(b)	13,041		—		—	32,602
Other	—		—	—	—		4,575,000	(d)	2,250,000	(e)	—	—
Excise Tax Gross-Up	—		—	—	—		—		—		—	2,040,231
Total	913,041	(a)	—	—	2,766,283	(b)	4,588,041		2,250,000		2,375,021	8,440,636

(a)	Payable only if the Company elects to enforce for the full 12-month period the non-competition provisions of the Non-Compete Agreement.

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(b)	Payable pursuant to the executive’s Non-Compete Agreement under which the executive is bound by non-competition provisions.

(c)	Cash severance amounts do not include any adjustment up or down to RCP amounts for the Corporate Net Income Adjustment, which will be determined at the conclusion of the respective three-year deferral periods.

(d)	Represents payments under the Company’s short-term and long-term disability plans. Approximately $3.4 million of this amount is paid by the insurance provider, and the remaining amount is paid by the Company.

(e)	Represents payments under basic and supplemental life insurance policies.

2010 Potential Payments to Ms. Beauchamp upon the Occurrence of Certain Events

Component of Compensation	Executive’s Voluntary Termination		Termination by the Company For Cause	Termination by the Executive For Good Reason		Termination by the Company Without Cause		Termination due to the Executive’s Disability		Termination upon the Executive’s Death		Change in Control of Company without the Executive’s Termination	Change in Control of Company with Qualifying Termination
Cash Severance (base salary + bonus, if applicable)	$1,200,000	(a)	$—	$5,110,640	(a)(b)	$5,110,640	(a)(b)	$ —		$ —		$ —	6,228,495	(b)
Restricted Stock and Units—Accelerated	—		—	—		—		—		—		2,629,174	2,629,174
Stock Options—Accelerated	—		—	—		—		—		—		2,109,565	2,109,565
Health & Welfare	9,455	(a)	—	9,455	(a)	9,455	(a)	9,455		—		—	23,638
Other	—		—	—		—		5,675,000	(c)	2,250,000	(d)	—	—
Excise Tax Gross-Up	—		—	—		—		—		—		—	3,393,832
Total	1,209,455	(a)	—	5,120,095	(a)	5,120,095	(a)	5,684,455		2,250,000		4,738,739	14,384,704

(a)	Payable pursuant to the executive’s Non-Compete Agreement under which the executive is bound by non-competition provisions.

(b)	Cash severance amounts do not include any adjustment up or down to RCP amounts for the Corporate Net Income Adjustment, which will be determined at the conclusion of the respective three-year deferral periods.

(c)	Represents payments under the Company’s short-term and long-term disability plans. Approximately $4 million of this amount is paid by the insurance provider, and the remaining amount is paid by the Company.

(d)	Represents payments under basic and supplemental life insurance policies.

2010 Potential Payments to Mr. Lynch upon the Occurrence of Certain Events

Component of Compensation	Executive’s Voluntary Termination		Termination by the Company For Cause	Termination by the Executive For Good Reason		Termination by the Company Without Cause		Termination due to the Executive’s Disability		Termination upon the Executive’s Death		Change in Control of Company without the Executive’s Termination	Change in Control of Company with Qualifying Termination
Cash Severance (base salary + bonus, if applicable)	$1,050,000	(a)	$—	$4,763,815	(a)(b)	$4,763,815	(a)(b)	$ —		$ —		$ —	$6,040,858	(b)
Restricted Stock and Units—Accelerated	—		—	—		—		—		—		3,006,123	3,006,123
Stock Options—Accelerated	—		—	—		—		—		—		2,109,565	2,109,565
Health & Welfare	13,161	(a)	—	13,161	(a)	13,161	(a)	13,161		—		—	32,902
Other	—		—	—		—		3,400,000	(c)	750,000	(d)	—	—
Excise Tax Gross-Up	—		—	—		—		—		—		—	3,287,343
Total	1,063,161	(a)	—	4,776,976	(a)	4,776,976	(a)	3,413,161		750,000		5,115,688	14,476,791

(a)	Payable pursuant to the executive’s Non-Compete Agreement under which the executive is bound by non-competition provisions.

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(b)	Cash severance amounts do not include any adjustment up or down to RCP amounts for the Corporate Net Income Adjustment, which will be determined at the conclusion of the respective three-year deferral periods.

(c)	Represents payments under the Company’s short-term and long-term disability plans. Approximately $1.9 million of this amount is paid by the insurance provider, and the remaining amount is paid by the Company.

(d)	Represents payments under the basic life insurance policy.

2010 Potential Payments to Mr. Muto upon the Occurrence of Certain Events

Component of Compensation	Executive’s Voluntary Termination		Termination by the Company For Cause	Termination by the Executive For Good Reason		Termination by the Company Without Cause		Termination due to the Executive’s Disability		Termination upon the Executive’s Death		Change in Control of Company without the Executive’s Termination	Change in Control of Company with Qualifying Termination
Cash Severance (base salary + bonus, if applicable)	$1,350,000	(a)	$—	$5,451,795	(a)(b)	$5,451,795	(a)(b)	$ —		$ —		$ —	$7,591,540	(b)
Restricted Stock and Units—Accelerated	—		—	—		—		—		—		3,047,973	3,047,973
Stock Options— Accelerated	—		—	—		—		—		—		2,560,015	2,560,015
Health & Welfare	13,401	(a)	—	13,401	(a)	13,401	(a)	13,401		—		—	33,502
Other	—		—	—		—		4,250,000	(c)	760,000	(d)	—	—
Excise Tax Gross-Up	—		—	—		—		—		—		—	4,030,207
Total	$1,363,401	(a)		5,465,196	(a)	5,465,196	(a)	4,263,401		760,000		5,607,988	17,263,237

(a)	Payable pursuant to the executive’s Non-Compete Agreement under which the executive is bound by non-competition provisions.

(b)	Cash severance amounts do not include any adjustment up or down to RCP amounts for the Corporate Net Income Adjustment, which will be determined at the conclusion of the respective three-year deferral periods.

(c)	Represents payments under the Company’s short-term and long-term disability plans. Approximately $2.3 million of this amount is paid by the insurance provider, and the remaining amount is paid by the Company.

(d)	Represents payments under the basic and supplemental life insurance policies.

DIRECTOR COMPENSATION

The Compensation Committee reviews non-employee director compensation annually. In its review, the Committee considered compensation paid to directors at similarly situated companies and the time commitments required of the directors. It also received advice and recommendations from an outside compensation consultant, and as a result of such review and advice, the Committee modified compensation arrangements for the Company’s non-employee directors for 2010. The compensation structure for 2010 is set out below.

Directors who are employees of the Company do not receive any compensation for serving on the Board.

Cash Compensation

During fiscal year 2010, directors, other than Ms. Krill, received the following cash fees:

•	an annual fee of $55,000, payable in quarterly installments on February 1st, May 1st, August 1st and November 1st; and

•

for each Audit Committee member, an annual fee of $15,000, and for each Compensation Committee and Nominating and Corporate Governance Committee member, an annual fee of $10,000, all such fees payable in quarterly installments on February 1st, May 1st, August 1st and November 1st.

In addition, the Committee Chairs received the following fees:

•	the Audit Committee Chair received an annual fee of $30,000;

•	the Compensation Committee Chair received an annual fee of $20,000; and

•	the Nominating and Corporate Governance Committee Chair received an annual fee of $20,000.

In addition to the applicable fees above, the Non-Executive Chairman of the Board also received an additional annual cash fee of $60,000.

Equity Compensation

In connection with the Company’s 2010 Annual Meeting of Stockholders, non-employee directors received an annual grant of restricted shares of the Company’s common stock valued at $90,000. The Non-Executive Chairman received an additional annual grant of restricted shares of the Company’s common stock valued at $65,000, also in connection with the 2010 Annual Meeting of Stockholders. The restricted shares of common stock awarded to the non-employee directors vest on the date of the next annual meeting of shareholders. Generally, a director will forfeit his or her unvested restricted shares if he or she ceases to be a director prior to that date.

A non-employee director joining the Board receives an initial grant of restricted shares of the Company’s common stock valued at $150,000 on the grant date (which grant date is determined in accordance with the Company’s equity grant policy) and vesting on the third anniversary of the grant date. The director will forfeit the unvested restricted shares if he or she ceases to be a director for any reason prior to the third anniversary of the date of grant.

The following table lists the compensation paid to the Company’s non-employee directors during fiscal year 2010.

DIRECTOR COMPENSATION FOR FISCAL YEAR 2010

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (a) (b) (c)	Total ($)
James J. Burke, Jr.	$73,000	$89,994	$162,994
Michelle Gass	60,250	89,994	$150,244
Dale W. Hilpert	80,250	89,994	$170,244
Ronald W. Hovsepian	162,000	154,986	$316,986
Linda A. Huett	60,250	89,994	$150,244
Stacey Rauch (d)	—	—	$—
Michael W. Trapp	94,000	89,994	$183,994
Daniel W. Yih	64,000	89,994	$153,994

(a)	The amounts in this column reflect the grant date fair value of awards pursuant to the Company’s equity incentive plans in accordance with ASC 718-10. Assumptions used in the calculation of these amounts for fiscal years ended January 29, 2011 are included in footnote 9 to the Company’s audited financial statements for the fiscal year ended January 29, 2011 in the Company’s Annual Report on Form 10-K.

(b)	As of January 29, 2011, each of our current directors held 4,251 shares of unvested restricted stock, except for Ms. Gass, who held 32,553 shares, Mr. Hovsepian, who held 7,321 shares and Ms. Rauch, who held 0 shares.

(c)	As of January 29, 2011, each of the following directors held the respective number of unexercised options to purchase shares of the Company’s common stock: Mr. Burke, 24,000 shares; Ms. Gass, 0 shares; Mr. Hilpert, 16,875 shares; Mr. Hovsepian, 24,000 shares; Ms. Huett, 16,875 shares; Ms. Rauch, 0 shares; Mr. Trapp, 24,375 shares; and Mr. Yih, 0 shares.

(d)	Ms. Rauch joined the Company’s Board of Directors on January 26, 2011.

BENEFICIAL OWNERSHIP OF COMMON STOCK

Principal Stockholders

The following table sets forth certain information as of March 25, 2011 concerning the beneficial ownership of the Company’s common stock by (i) each stockholder who is known by the Company to own beneficially in excess of 5% of the outstanding common stock, (ii) each current director, (iii) the Named Executive Officers, and (iv) all current directors and executive officers as a group. Except as otherwise indicated, each stockholder listed below has sole voting and investment power with respect to his or her shares of common stock. Beneficial ownership is calculated in accordance with the SEC rules and includes shares that may be acquired pursuant to stock options that are or will become exercisable within 60 days.

Name of Beneficial Owner	No. of Shares of Common Stock	Percent of Class
T. Rowe Price Associates, Inc. (a)	5,388,175	10.39%
Adage Capital Partners GP LLC (b)	4,386,554	8.46%
BlackRock, Inc. (c)	4,250,329	8.20%
Ronald W. Hovsepian (d)	61,951	*
Kay Krill (d)	1,709,068	3.23%
Christine Beauchamp (d)	218,831	*
Brian Lynch (d)	361,264	*
Gary Muto (d)	294,355	*
Michael Nicholson (d)	381,450	*
James J. Burke, Jr. (d)	151,251	*
Michelle Gass (d)	39,803	*
Dale W. Hilpert (d)	44,096	*
Linda A. Huett (d)	44,096	*
Stacey Rauch (d)	5,407	*
Michael W. Trapp (d)	45,463	*
Daniel W. Yih (d)	23,717	*
All Current Executive Officers and Directors as a Group (14 persons) (d)	3,536,919	6.74%

*	Less than 1%

(a)	In an amended Schedule 13G filed with the SEC on February 10, 2011, T. Rowe Price Associates, Inc. (“Price Associates”) reported beneficial ownership of 5,388,175 shares. Price Associates has sole voting power over 868,450 shares and sole dispositive power over 5,388,175 shares. Price Associates’ address is 100 E. Pratt Street, Baltimore, MD 21202.

(footnotes continued on next page)

(footnotes continued from previous page)

(b)

In an amended Schedule 13G filed with the SEC on February 14, 2011, Adage Capital Partners, L.P., Adage Capital Partners GP, L.L.C., Adage Capital Advisors, L.L.C., Robert Atchinson and Philip Gross each reported beneficial ownership of 4,386,554 shares, over which each of them has shared voting power and shared dispositive power. The address of these reporting entities and persons is 200 Clarendon Street, 52nd Floor, Boston, MA 02116.

(c)

In an amended Schedule 13G filed with the SEC on February 2, 2010, BlackRock, Inc. reported beneficial ownership of 4,250,329 shares, over all of which it has sole voting power and sole dispositive power. BlackRock, Inc.’s address is 40 East 52nd Street, New York, NY 10022.

(d)	The shares listed include shares subject to stock options that are currently or will become exercisable within 60 days of March 25, 2011 as follows: Mr. Hovsepian, 19,500 shares; Ms. Krill, 1,073,181 shares; Ms. Beauchamp, 80,999 shares; Mr. Lynch 130,750 shares; Mr. Muto, 96,832 shares; Mr. Nicholson, 106,915 shares; Mr. Burke, 19,500 shares; Ms. Gass, 0 shares; Mr. Hilpert, 16,875 shares; Ms. Huett, 16,875 shares; Mr. Trapp, 24,375 shares; Mr. Yih, 0 shares; and Ms. Rauch, 0 shares. The shares listed also include restricted shares and/or restricted units which have not yet vested and which are subject to forfeiture as follows: Mr. Hovsepian, 7,321 shares; Ms. Krill, 300,677 shares; Ms. Beauchamp, 102,336 shares; Mr. Lynch, 107,202 shares; Mr. Muto, 121,502 shares; Mr. Nicholson, 50,519 shares; Mr. Burke, 4,251 shares; Ms. Gass, 32,553 shares; Mr. Hilpert, 4,251 shares; Ms. Huett, 4,251 shares; Mr. Trapp, 4,251 shares; Mr. Yih, 4,251 shares; and Ms. Rauch, 5,407 shares.

SECTION 16(a) BENEFICIAL

OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and certain officers and holders of more than 10% of the Company’s common stock to file with the SEC and the New York Stock Exchange reports of their ownership and changes in their ownership of common stock. Based solely on a review of copies of Section 16(a) reports furnished to the Company, or written representations from certain reporting persons, the Company believes that during fiscal year 2010 all transactions were reported on a timely basis.

EXECUTIVE OFFICERS

The following table lists certain information regarding the executive officers of the Company:

Name	Position and Offices
Kay Krill	Chief Executive Officer, President and a Director
Christine Beauchamp	Brand President, AnnTaylor division
Gary Muto	Brand President, LOFT division
Brian Lynch	President, Corporate Operations
Barbara K. Eisenberg	Executive Vice President, General Counsel and Corporate Secretary
Michael J. Nicholson	Executive Vice President, Chief Financial Officer and Treasurer

Information regarding Ms. Krill is set forth above under “Incumbent Class III Directors Term Expiring 2012”.

Christine Beauchamp, age 41. Ms. Beauchamp joined the Company as Brand President of the AnnTaylor division in August 2008 and from April 2008 until then, she provided strategic consulting services to the Company. Previously, since 2007 she was Chief Executive Officer and President of Victoria’s Secret Beauty Company, a subsidiary of Limited Brands, Inc., and from 2003 to 2007, she served as President and General Merchandise Manager of Victoria’s Secret Beauty Company.

Gary Muto, age 51. Mr. Muto joined the Company in 2008 as Brand President of the LOFT division. Previously, since 2007 he was President of Gap Adult and GapBody, a division of Gap, Inc., and from 2005 to 2007, he was President of Forth & Towne, also a division of Gap, Inc. Prior to that, from 2002 to 2005, Mr. Muto was President of Gap, N.A., and from 2001 to 2002, he was President of the Banana Republic division of Gap, Inc.

Brian Lynch, age 53. Mr. Lynch is President of the Company’s Corporate Operations. Previously, since 2006, he was Executive Vice President of the AnnTaylor Factory division and of the Company’s store operations. From 2004 to 2006, he was Senior Vice President of the AnnTaylor division and of the Company’s store operations. Before joining the Company, Mr. Lynch was Senior Vice President of Gap, Inc. from 2000 to 2004.

Barbara K. Eisenberg, age 65. Ms. Eisenberg has been Executive Vice President, General Counsel and Corporate Secretary since 2005. Previously, she was Senior Vice President, General Counsel and Corporate Secretary of the Company from 2001 to 2005.

Michael J. Nicholson, age 44. Mr. Nicholson has been Executive Vice President, Chief Financial Officer and Treasurer since 2007. Previously, since 2006 he was Executive Vice President, Chief Operating and Financial Officer of Victoria’s Secret Beauty Company, a subsidiary of Limited Brands, Inc. From 2005 to 2006, he served as Senior Vice President and Chief Financial Officer of Victoria’s Secret Beauty Company and from 2001 to 2005 as its Vice President and Chief Financial Officer.

STOCKHOLDER PROPOSALS FOR THE 2012 ANNUAL MEETING

From time to time, stockholders of the Company submit proposals that they believe should be voted on by the stockholders. The SEC has adopted regulations that govern the inclusion of those proposals in a company’s proxy materials. Pursuant to the SEC’s Rule 14a-8, the Company must receive any stockholder proposals intended to be presented at the 2012 Annual Meeting of Stockholders no later than December 7, 2011, in order for such proposals to be considered for inclusion in the Company’s proxy statement and form of proxy relating to that meeting.

The Company’s Bylaws provide that for a stockholder to nominate a director for election to the Company’s Board of Directors or to propose any other matter for consideration at the Company’s annual meeting (other than matters to be included in the Company’s proxy statement, which must be submitted in accordance with Rule 14a-8 as indicated above), that stockholder must give timely prior written notice to the Corporate Secretary of the Company of that stockholder’s intention to bring that business before the meeting, and the notice must contain certain information as set forth in our Bylaws. To be timely for the 2012 Annual Meeting of Stockholders, it must be received by the Company not less than 90 days nor more than 120 days prior to May 18, 2012, which will be the anniversary date of the prior year’s meeting (or if the date for the 2012 Annual Meeting is not within 25 days before or after the anniversary date of the prior year’s meeting, then not later than the tenth day following the first to occur of the day on which the notice of the date of the meeting is mailed or public disclosure thereof is made).

STOCKHOLDERS SHARING THE SAME ADDRESS

We have adopted a procedure called “householding”, which has been approved by the SEC. Under this procedure, we are delivering only one copy of this proxy statement and our 2010 Annual Report to multiple stockholders who share the same address and have the same last name, unless we have received contrary instructions from an affected stockholder. We will deliver upon written or oral request a separate copy of the proxy statement and Annual Report to any stockholder at a shared address to which a single copy of these materials was delivered. To receive a separate copy of these materials, you may contact our Investor Relations Department either by mail at 7 Times Square, 15th Floor, New York, NY 10036, by telephone at (212) 541-3508 or by e-mail at investor_relations@anninc.com.

If you are a stockholder of record and would like to revoke your householding consent and receive in the future a separate copy of our proxy statement and Annual Report, please contact Broadridge Financial Solutions, Inc., either by calling toll free at 1 (800) 542-1061 or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, NY 11717. Any stockholders of record sharing the same address and currently receiving multiple copies of the Annual Report and the proxy statement who wish to receive only one copy of these materials per household in the future, may contact ANN INC. c/o BNY Mellon Shareowner Services, P.O. Box 358015, Pittsburgh, PA 15252-8015 or by telephone at 1 (800) 851-9677 to participate in the householding program. If you hold your shares through a brokerage firm, bank or other nominee, please contact that entity to request information about householding.

ADDITIONAL INFORMATION

Copies of the Company’s 2010 Annual Report to Stockholders, which includes audited financial statements, are being provided to stockholders of the Company with this proxy statement.

NEW YORK, NEW YORK

April 5, 2011

IN SUPPORT OF OUR COMPANY’S GREEN INITIATIVE, THIS PROXY STATEMENT WAS PRINTED ON FSC CERTIFIED PAPER.

ANN INC. 7 TIMES SQUARE, 5TH FLOOR NEW YORK, NY 10036

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our Company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M34484-P05196 KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — — — — —

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ANN INC.

The Board of Directors recommends a vote “FOR” Proposals 1, 2 and 4, and for “3 YEARS” for Proposal 3.
1. To elect the following three Class II directors to the Board of Directors of the Company:
Nominees:			For	Against	Abstain
1a.	Dale W. Hilpert		☐	☐	☐

1b.	Ronald W. Hovsepian		☐	☐	☐

1c.	Linda A. Huett		☐	☐	☐

			For	Against	Abstain			For	Against	Abstain

2. To approve, by non-binding vote, the Company’s executive compensation.			☐	☐	☐	4.	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the 2011 fiscal year.	☐	☐	☐
		3 Years	2 Years	1 Year	Abstain

3. To recommend, by non-binding vote, the frequency of the stockholder vote on the Company’s executive compensation.		☐	☐	☐	☐	You may also vote on such other business as may properly come before the meeting or any adjournment thereof.

For address changes and/or comments, please check this box and write them on the back where indicated.					☐

Please indicate if you plan to attend this meeting.			☐	☐
			Yes	No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

The 2011 Annual Meeting of the Stockholders of ANN INC. (the “Company”) will be held at 8:00 A.M., local time, on Wednesday, May 18, 2011, at the Company’s offices at 7 Times Square, 5th floor, New York, New York 10036, for the purposes listed on the reverse side.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and the Annual Report on Form 10-K are available at www.proxyvote.com.

Admission Ticket

This ticket admits only the shareholder(s) listed on the reverse side and is not transferable. If you plan on attending the Annual Meeting in person, please bring, in addition to this Admission Ticket, a government-issued picture identification.

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M34485-P05196

ANN INC.

7 Times Square, 5th Floor

New York, NY 10036

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 18, 2011

The stockholder(s) hereby appoint(s) Barbara Eisenberg, Kay Krill and Michael Nicholson, or any of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of ANN INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 8:00 AM, Eastern Time on May 18, 2011 at the Company’s offices, and at any adjournment or postponement thereof.

To the extent the undersigned holds shares of common stock of the Company through participation in the Company’s Associate Discount Stock Purchase Plan and/or the 401(k) Savings Plan, the undersigned is hereby providing instructions to the respective plan administrator on how to vote the shares which the undersigned is entitled to vote in connection with the Annual Meeting of Stockholders. If a signed proxy card is not returned and received by 11:59 p.m. Eastern Daylight Time (EDT) on May 16, 2011, in the case of shares held through the Associate Discount Stock Purchase Plan, the custodian will not vote those shares. If a signed proxy card is not returned and received by 11:59 p.m. EDT on May 15, 2011, in the case of Company shares held through the 401(k) Savings Plan, the trustee will vote those shares in the same proportion as it voted shares for which it received instructions.

If no choice is specified, the proxy will be voted “FOR” the persons nominated as directors by the Board of Directors, “FOR” proposals 2 and 4, and for “3 YEARS” for Proposal 3, and in the discretion of the proxies with respect to any other matters that may properly come before the Annual Meeting and all adjournments and postponements thereof.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side